UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )
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AMERICAN RAILCAR INDUSTRIES, INC.

(Name of Registrant as Specified In Its Charter)

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AMERICAN RAILCAR INDUSTRIES, INC.
100 Clark Street, St. Charles Missouri 63301
www.americanrailcar.com

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
May 10, 2007

To Our Stockholders:

The Annual Meeting of Stockholders of American Railcar Industries, Inc. (the “Company,” “ARI,” “we,” “us,” “our”) will be held beginning at 1:00 p.m., local time, on May 10, 2007 at the Doubletree Guest Suites Times Square-New York City, 1568 Broadway, New York, New York 10036 for the following purposes:

1. To elect nine directors to serve for the ensuing year and until their successors are duly elected.

2. To transact such other business as may properly come before the meeting or any adjournment thereof.

These items are more fully described in the proxy statement accompanying this Notice. Only stockholders of record at the close of business on March 26, 2007 will be entitled to notice of and to vote at the Annual Meeting and any adjournment or postponement thereof. A list of stockholders will be open to the examination of any stockholder, for any purpose germane to the Annual Meeting, for a period of ten days prior to the meeting at the Company’s principal executive office, 100 Clark Street, St. Charles, Missouri 63301.

All stockholders are cordially invited to attend the meeting. However, to assure your representation at the meeting, you are urged to mark, sign, date and return the enclosed proxy as promptly as possible in the enclosed postage-prepaid envelope. Stockholders who attend the Annual Meeting may revoke their proxies and vote in person, if they so desire.

A Proxy Statement, proxy card and a copy of the Annual Report of the Company for the last fiscal year accompany this Notice of Annual Meeting of Stockholders.

By order of the Board of Directors

Michael Obertop
Secretary
April 13, 2007
St. Charles, Missouri

YOUR VOTE IS IMPORTANT!

Whether or not you expect to attend the Annual Meeting, please mark, sign and date the enclosed proxy card and return it as promptly as possible in the enclosed envelope. Even if you have given your proxy, the proxy may be revoked at any time prior to exercise by filing with the Secretary of the Company a written revocation, by executing a proxy with a later date, or by attending and voting at the meeting.

AMERICAN RAILCAR INDUSTRIES, INC.

Proxy Statement

AMERICAN RAILCAR INDUSTRIES, INC.

PROXY STATEMENT
2007 ANNUAL MEETING OF STOCKHOLDERS

May 10, 2007

General

The enclosed proxy is solicited on behalf of the board of directors of American Railcar Industries, Inc. (the “Company,” “ARI,” “we,” “us,” “our”) for use at the Annual Meeting of Stockholders to be held on May 10, 2007 (the “Annual Meeting”), or at any adjournment or postponement thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting of Stockholders. The Annual Meeting will be held at the Doubletree Guest Suites Times Square-New York City, 1568 Broadway, New York, New York 10036. This proxy statement, the accompanying Notice of Annual Meeting, the proxy card and the annual report to stockholders were first mailed or delivered on or about April 13, 2007.

Record Date, Stock Ownership and Voting

Only stockholders of record at the close of business on March 26, 2007 will be entitled to notice of and to vote at the Annual Meeting and any adjournment thereof. As of that date, there were outstanding and entitled to vote 21,235,186 shares of our common stock, par value $.01 per share (our “Common Stock”). Each stockholder is entitled to one vote for each share of Common Stock. Shares represented by the enclosed proxy, if properly executed and returned to the Company prior to the meeting, will be voted at the Annual Meeting and at any adjournment or postponement thereof in the manner specified, or, if not specified, in favor of the election of the nine nominees for director. If any other matters shall properly come before the Meeting, the enclosed proxy will be voted by the proxies in accordance with their best judgment.

The presence, in person or by proxy, of the holders of record of a majority of the shares of Common Stock outstanding and entitled to vote is necessary to constitute a quorum for the transaction of business at the Annual Meeting. If a quorum is not present, a vote of a majority of the votes properly cast will adjourn the Meeting. A holder of Common Stock will be entitled to one vote per share on each matter properly brought before the meeting.

The proxy card provides space for a stockholder to withhold voting for any or all nominees for the board of directors. The affirmative vote of the holders of a plurality of the shares of Common Stock present in person or represented by proxy and entitled to vote at the Annual Meeting is required for the election of directors. Votes cast by proxy or in person at the Annual Meeting will be tabulated by an inspector of elections appointed by the Company for the Annual Meeting. The inspector of elections will treat both abstentions and “broker non-votes” (shares held by a broker or nominee that does not have the authority, either express or discretionary, to vote on the matter) as shares of Common Stock that are present and entitled to vote for purposes of determining a quorum. Abstentions will have no effect on the outcome of the vote for the election of directors. Broker non-votes on any matter will be treated as shares not entitled to vote with respect to that matter and will have no effect on the proposal not voted.

Revocability of Proxies

The proxy may be revoked at any time before it is exercised by filing with the Secretary of the Company a written revocation, by executing a proxy bearing a later date or by attending the Annual Meeting and voting in person.

Costs of Solicitation

All costs of this solicitation of proxies will be borne by the Company. The Company may reimburse brokerage firms and other persons representing beneficial owners of shares for their reasonable expenses incurred in forwarding solicitation materials to such beneficial owners. Original solicitation of proxies by mail may be supplemented by telephone, telegram, or personal solicitations by directors, officers or employees of the Company. No additional compensation will be paid for any such services.

Our executive office is located at 100 Clark Street, St. Charles, Missouri 63301.

PROPOSAL 1 — ELECTION OF DIRECTORS

At the Annual Meeting nine directors are to be elected who shall hold office until the next Annual Meeting of Stockholders. The following persons, each of whom is currently a director of the Company, have been nominated by the board of directors for election as directors. The proposed nominees are not being nominated pursuant to any arrangement or understanding with any person.

Unless otherwise instructed, the proxy holders will vote the proxies received by them for the election of each of the nine nominees listed below. All nominees have consented to serve as directors if elected, but if any of them should decline or be unable to serve as a director at the time of the Annual Meeting, the proxies will be voted for the nominee, if any, who shall be designated by the present board of directors to fill the vacancy. The term of office of each person elected as a director will continue until our next Annual Meeting of Stockholders or until a successor has been elected and qualified.

The Board of Directors unanimously recommends you vote FOR the election of each of the nine nominees to the Board of Directors set forth below.

Set forth below is certain biographical information regarding the nominees as of March 26, 2007.

			Director
Name	Age	Position	Since

Carl C. Icahn	71	Chairman of the Board	1994
James J. Unger	59	President, Chief Executive Officer and Director	1995
Vincent J. Intrieri*	50	Director	2005
Keith Meister*	33	Director	2005
James C. Pontious**	68	Director	2006
James M. Laisure**	55	Director	2006
Peter K. Shea	55	Director	2006
Harold First***	70	Director	2007
Brett Icahn	27	Director	2007

*	Member of the Compensation Committee

**	Member of the Audit Committee

***	Chair of the Audit Committee

Nominees

Carl C. Icahn.  Mr. Carl Icahn has been our principal beneficial stockholder and has served as chairman of the board and as a director since 1994. Mr. Carl Icahn has served as chairman of the board and a director of Starfire Holding Corporation, a privately-held holding company, and chairman of the board and a director of various subsidiaries of Starfire, since 1984. Through his entities CCI Onshore Corp. and CCI Offshore Corp., Mr. Carl Icahn’s principal occupation is managing private investment funds, including Icahn Partners LP (“Icahn Partners”), Icahn Partners Master Fund LP (“Icahn Master”), Icahn Partners Master Fund II LP (“Icahn Master II”) and Icahn Partners Master Fund III LP (“Icahn Master III”). Since February 2005, Mr. Carl Icahn has served as a director of CCI Onshore Corp. and CCI Offshore Corp., which are in the business of managing private investment funds, and from September 2004 to February 2005, Mr. Carl Icahn served as the sole member of their predecessors, CCI Onshore LLC and CCI Offshore LLC, respectively. Mr. Carl Icahn was also chairman of the board and president of Icahn & Co., Inc., a registered broker-dealer and a member of the National Association of Securities Dealers, from 1968 to 2005. Since November 1990, Mr. Carl Icahn has been chairman of the board of American Property Investors, Inc., (“API”) the general partner of American Real Estate Partners, L.P., a public limited partnership (“AREP”) controlled by Mr. Carl Icahn that invests in real estate and holds various other interests, including the interests in its subsidiaries that are engaged in, among other things, the casino entertainment business and the home textile business. From October 1998 through May 2004, Mr. Carl Icahn was the president and a director of Stratosphere Corporation, which operates the Stratosphere Hotel and Casino. Mr. Carl Icahn has been chairman of the board and a director of XO Holdings, Inc. and its predecessor (“XO Holdings”) since January 2003. XO Holdings is a publicly traded telecommunications services provider controlled by Mr. Carl Icahn. Mr. Carl Icahn has served as a director of Cadus Corporation, a publicly traded company engaged in the ownership and licensing of yeast-based drug discovery technologies since July 1993. In May 2005, Mr. Carl Icahn became a director of Blockbuster Inc., a publicly traded provider of in-home movie rental and game entertainment. In September 2006, Mr. Carl Icahn became a director of ImClone Systems Incorporated, a publicly traded biopharmaceutical company, and since October 2006 has been the chairman of the board of ImClone Systems. Mr. Carl Icahn received his B.A. from Princeton University.

James J. Unger.  Mr. Unger has served as our president, chief executive officer and director since March 1995. Prior to joining us, he served ACF Industries, Inc. (now known as ACF Industries, LLC) (“ACF”) as its president from 1988 to 1995, as its senior vice president and chief financial officer from 1984 to 1988 and on its board of directors from August 1993 to March 2005. After he joined us in 1995, Mr. Unger simultaneously continued to serve as the vice chairman of ACF until March 2005. ACF is controlled by Mr. Carl Icahn. Mr. Unger has served as president of Ohio Castings Company, LLC (“Ohio Castings”), the joint venture in which we have a one-third interest, since June 2003. Mr. Unger has been on the board of directors of Aspen Resources Group, an oil and gas exploration company since May 2002. Mr. Unger participates in several industry organizations, including as an executive committee member for the Railway Supply Institute, Inc., or “RSI”. He also is a board member of the American Railway Car Institute, a member of the project review committee for the RSI-AAR Railroad Tank Car Safety Research Test Project, a steering committee member of the RSI Committee on Tank Railcars, and a member of the National Freight and Transportation Association. Mr. Unger served as a member of the board of directors of Ranken Technical College from 1990 to 2002. Mr. Unger received a B.S. in Accounting from the University of Missouri, Columbia and is a Certified Public Accountant.

Vincent J. Intrieri.  Mr. Intrieri served as our senior vice president, treasurer and secretary from March 2005 to December 2005 and has served on our board of directors since August 2005. Since July 2006, Vincent Intrieri has been a director of API. Mr. Intrieri is also a Senior Managing Director of Icahn Partners, Icahn Master, Icahn Master II and Icahn Master III. Since January 1, 2005, Mr. Intrieri has been Senior Managing Director of Icahn Associates Corp. (“Icahn Associates”) and High River Limited Partnership (“High River”). From March 2003 to December 2004, Mr. Intrieri was a Managing Director of High River and from 1998 to March 2003 served as portfolio manager for Icahn Associates. Each of Icahn Associates and High River is owned and controlled by Mr. Carl Icahn and is primarily engaged in the business of holding and investing in securities. Since April 2005, Mr. Intrieri has been the President and Chief Executive Officer of Philip Services Corporation, a metal recycling and industrial services company affiliated with Mr. Carl Icahn. Mr. Intrieri has served as a director of XO Holdings Inc. since January 2003. Since April 2003, Mr. Intrieri has been Chairman of the board of directors and a director of

Viskase Companies, Inc., (“Viskase”) a publicly owned producer of cellulosic and plastic casings used in preparing and packaging processed meat products, in which Mr. Carl Icahn has an interest through the ownership of securities. Since November 2006, Mr. Intrieri has been a director of Lear Corporation, a publicly owned supplier of automotive interior systems and components, in which Mr. Carl Icahn has an interest through the ownership of securities. Since December 2006, Mr. Intrieri has been a director of National Energy Group, Inc., a publicly owned company engaged in the business of managing the exploration, production and operations of natural gas and oil properties, a majority of the common stock of which is held by AREP. Mr. Intrieri is a certified public accountant. Mr. Intrieri received a BS in Accounting from The Pennsylvania State University.

Keith Meister.  Mr. Meister has served on our board of directors since August 2005. Since March 2006, Keith A. Meister has served as Principal Executive Officer and Vice Chairman of the Board of API. Mr. Meister also serves as a senior investment analyst of High River, a position he has held since June 2002. Mr. Meister is also a Senior Investment Analyst of Icahn Partners, Icahn Master II and Icahn Master III. He is also a director of Icahn Fund Ltd., which is the feeder fund of Icahn Master. Mr. Meister served as President of API from August 2003 until July 2005. Mr. Meister served as Chief Executive Officer of API from August 2003 until March 2006. From March 2000 through 2001, Mr. Meister served as co-president of J Net Ventures, a venture capital fund that he co-founded, focused on investments in information technology and enterprise software businesses. From 1997 through 1999, Mr. Meister served as an investment professional at Northstar Capital Partners, an opportunistic real estate investment partnership. Prior to Northstar, Mr. Meister served as an investment analyst in the investment banking group at Lazard Freres. He also serves on the boards of directors of the following companies: XO Holdings and BKF Capital Group, Inc., a NYSE-listed investment management firm in which Mr. Carl Icahn has an interest through the ownership of securities. Since December 2003, Mr. Meister has served as a director of American Entertainment Properties Corp., which is an indirect subsidiary of AREP, which is engaged in the gaming industry. Mr. Meister received an A.B. in government, cum laude, from Harvard College in 1995.

James C. Pontious.  Mr. Pontious has served on our board of directors since January 2006. Since May 2005, Mr. Pontious has been a consultant in the areas of business development and acquisitions to Wabtec Corporation (“Wabtec”), a public company that supplies air brakes and other equipment for locomotives, freight cars and passenger transit vehicles. In 2005, Mr. Pontious helped Wabtec found Intermodal Trailer Express Corp, an intermodal operating company established to focus on hauling highway trailers over the nation’s railroads. Mr. Pontious is a principal of this newly founded company. Mr. Pontious served Wabtec as vice president of special projects from January 2003 through April 2005 and as vice president of sales and marketing from April 1990 to January 2003. Mr. Pontious also served as vice president of sales and marketing at New York Air Brake Company, a unit of General Signal Corporation, from 1977 to 1990. Prior to this, Mr. Pontious served the Pullman-Standard division of Pullman, Inc., a freight and passenger railcar manufacturer, from 1961 to 1977 in various management positions in the areas of sales, marketing and operations. Mr. Pontious currently serves as a director of the Intermodal Transportation Institute at the University of Denver. Mr. Pontious holds a B.B.A. from the University of Minnesota.

James M. Laisure.  Mr. Laisure has served on our board of directors since January 2006. Since March 2007, Mr. Laisure has served as President of Remy, Inc., a manufacturer and distributor of rotating electrics and a subsidiary of Remy International, Inc. Since May 2005, Mr. Laisure has been consulting as an independent contractor for the automotive and industrial manufacturing space. Prior to this, he spent 32 years in various corporate accounting, sales, engineering and operational positions with Dana Corporation (“Dana”), a publicly held corporation that designs, manufactures and supplies vehicle components and technology, and its predecessors. Mr. Laisure served as president of Dana’s Automotive Systems Group from March 2004 to May 2005. From December 2001 to February 2004, Mr. Laisure served as president of Dana’s engine and fluid management group and, from December 1999 to November 2001, he served as president of Dana’s fluid management group. In addition, he served on the board of directors of various Dana Corporation joint ventures, including joint ventures in Germany, Indonesia, Mexico and Turkey. Mr. Laisure served as director of finance of P.T. Spicer Indonesia, a manufacturer of axles and driveshafts, from 1982 to 1984. Also, he served as accountant, internal auditor and controller at Perfect Circle, a manufacturer of automotive engine components, from 1973 to 1981. Mr. Laisure received a B.A. degree in Accounting from Ball State University and an M.B.A. from Miami (Ohio) University, and has completed the Harvard Advanced Management Program.

Peter K. Shea.  Mr. Shea has served on our board of directors since December 2006. Mr. Shea has been head of portfolio company operations at American Real Estate Holdings Limited Partnership, an entity controlled by Mr. Carl Icahn, and since December 2006, president of API. Since December 2006, Mr. Shea has also served as a director of XO Holdings and as a director of WestPoint International Inc., (“WestPoint”) a subsidiary of AREP, engaged in the home textile business. Since November 2006, Mr. Shea has been a director of Viskase. From 2002 to November 2006, Mr. Shea was an independent consultant to various companies and an advisor to private equity firms. From 1997 to 2001 he was a Managing Director of H.J. Heinz Company in Europe, a manufacturer and marketer of a broad line of food products across the globe. Mr. Shea has an MBA from the University of Southern California and a BBA from Iona College.

Harold First.  Mr. First has served on our board of directors since January 2007. Mr. First has been an independent financial consultant since January 1993. Mr. First is currently a director of WestPoint, and GB Holdings Inc., both of which are subsidiaries of AREP. From January 2006 through December 2006, Mr. First was a director of Newkirk Realty Trust, Inc., a New York Stock Exchange traded real estate investment trust. Mr. First was a director of PANACO Inc., an oil and gas drilling firm, from September 1997 to December 2003. Mr. First is a Certified Public Accountant and holds a B.S. from Brooklyn College.

Brett Icahn.  Mr. Brett Icahn has served on our board of directors since January 2007. Mr. Brett Icahn is the son of Mr. Carl Icahn. In 2001, Mr. Brett Icahn founded Myelin Media, an interactive software publishing company controlled by Mr. Carl Icahn. Mr. Brett Icahn is also an investment analyst for Icahn Partners, Icahn Master, Icahn Master II and Icahn Master III. In addition, Mr. Brett Icahn is also the Vice President of Modal LLC, a company wholly owned and controlled by Mr. Carl Icahn and through which Mr. Carl Icahn beneficially owns shares in us. Mr. Brett Icahn received a B.A. from Princeton University.

CORPORATE GOVERNANCE

Director Independence and Controlled Company Status

Our Common Stock is listed on the NASDAQ Stock Market LLC, or Nasdaq, and Nasdaq’s standards and definitions relating to director independence apply to us. Our board of directors has determined that three of our current directors, Messrs. Pontious, Laisure and First, each of whom is also a nominee for director at the Annual Meeting, are independent under these standards and definitions. Each of Mr. Intrieri, Mr. Meister, Mr. Brett Icahn and Mr. Shea are employed by and/or otherwise affiliated with Mr. Carl Icahn or entities controlled by Mr. Carl Icahn, and Mr. Unger is our President and Chief Executive Officer. Our board of directors considered several factors in determining that Messrs. Pontious, Laisure and First are independent. As to Mr. First, the directors’ analysis included consideration of (i) his current directorships of WestPoint and GB Holdings Inc., each of which is an affiliate of Mr. Carl Icahn, (ii) his past employment, from November 1990 to January 1993, as chief financial officer of Icahn Holding Corporation, an affiliate of Mr. Carl Icahn and (iii) his prior directorships of various public and private companies affiliated with Mr. Carl Icahn. The board of directors did not assign any particular weight or importance to any one of these factors but rather considered them as a whole. After considering all of these factors, our board of directors concluded that none of Messrs. Pontious, Laisure and First had any relationship that would interfere with their exercise of independent judgment in carrying out the responsibilities of a director, and that each of them satisfied Nasdaq’s standards and definitions for independence.

During 2006 and through the date of this Proxy Statement, Mr. Carl Icahn, our principal beneficial stockholder and the chairman of our board of directors, controlled more than 50% of the voting power of our Common Stock. See “Security Ownership of Certain Beneficial Owners and Management,” below. Consequently, we are a “controlled company” under applicable Nasdaq rules. Under these rules, a “controlled company” may elect not to comply with certain Nasdaq corporate governance requirements, including requirements that: (i) a majority of the board of directors consist of independent directors; (ii) director nominees be selected or recommended for selection by a majority of the independent directors or by a nominating committee composed solely of independent directors; and (iii) compensation of officers be determined or recommended to the board of directors by a majority of its independent directors or by a compensation committee that is composed entirely of independent directors.

We have elected to use these exemptions. As a result, (i) we do not have a majority of independent directors, (ii) we do not have a nominating committee or a nominating committee charter, and (iii) our compensation committee does not satisfy Nasdaq’s corporate governance requirements applicable to compensation committees of non-controlled companies and does not have a charter.

Board of Directors’ Meetings and Committees

Our board of directors held eight meetings during the fiscal year ended December 31, 2006. During 2006, each director attended at least 75% of the meetings of the board of directors and each committee on which they served.

All of our directors are encouraged to attend our annual meetings of stockholders, and last year four of our then seven directors attended our 2006 annual meeting of stockholders.

Our standing committees are our audit committee and our compensation committee. We have in the past and may in the future establish special committees under the direction of the board of directors when necessary to address specific issues.

Director Nominations

We do not maintain a formal policy with respect to the review of potential nominees to our board of directors. All of the members of our board of directors participate in the review of potential nominees to our board of directors. The board has determined that, given the importance of the director nomination process, the entire board of directors should participate in the evaluation of potential board members. As a result of his control of a majority of our outstanding Common Stock, Mr. Carl Icahn may control the election of all of the members of our board of directors. Our board of directors has therefore deemed it appropriate not to form a standing nominating committee because the influence exercisable by Mr. Carl Icahn in the nomination and election process would make a separate process superfluous in light of Mr. Carl Icahn’s and the board’s review of potential nominees. The board of directors may consider candidates recommended by stockholders as well as from other sources such as other directors or officers, third party search firms or other appropriate sources. In general, persons recommended by stockholders will be considered on the same basis as candidates from other sources. If a stockholder wishes to recommend a candidate for director for election at the 2008 Annual Meeting of Stockholders, it must follow the procedures described below in “Stockholder Proposals and Recommendations for Director.” Mr. Carl Icahn recommended to the board of directors our new nominees to serve as directors for the upcoming year, Messrs. Shea, First and Brett Icahn.

Audit Committee

We established our audit committee in January 2006 in connection with our initial public offering of our Common Stock. Our audit committee meets formally at least once every quarter and more often if necessary. Our board of directors has adopted a written charter for our audit committee. That charter conforms to applicable rules and regulations of the Securities and Exchange Commission, or SEC, and Nasdaq. A copy of the audit committee charter is publicly available on our website at www.americanrailcar.com under the heading “Investor Relations” and the sub-heading “Corporate Governance.”

Messrs. First, Pontious and Laisure are currently the members of our audit committee. Our board of directors has determined that Mr. First qualifies as an “audit committee financial expert,” as defined by applicable SEC rules, and that he satisfies Nasdaq’s financial sophistication standards. Our board of directors has also determined that Messrs. First, Laisure and Pontious are “independent” under applicable SEC and Nasdaq rules and standards.

SEC Rule 10A-3, promulgated under the Securities Exchange Act of 1934 (the “Exchange Act”), provides that a minority of the members of our audit committee were permitted to be exempt from the SEC’s independence requirements until January 19, 2007, the one year anniversary of the date of effectiveness of our registration statement under the Securities Act of 1933 (the “Securities Act”) covering the initial public offering of our Common Stock. During 2006 and through January 16, 2007, we relied on this exemption and Mr. Intrieri, who is not an independent director, was a member of our audit committee. On January 16, 2007, Mr. Intrieri stepped down from the audit committee and Mr. First was appointed to the audit committee. As a result, we complied with the time period provided by the exemption and all of the members of our audit committee are currently “independent,” under applicable SEC and Nasdaq rules. The board of directors assessed our reliance on this exemption and determined that it did not materially adversely affect the ability of the audit committee to act independently during 2006 and to satisfy the other requirements of Rule 10A-3.

Our audit committee held nine meetings during the fiscal year ended December 31, 2006. Mr. Intrieri purposefully recused himself and did not participate in three of those meetings because the subject matter of such meetings required the audit committee to consider and act upon transactions between the Company and “related persons,” as that term is defined by the SEC in Item 404 of Regulation S-K.

Our audit committee is responsible for oversight of the qualifications, independence, appointment, retention, compensation and performance of the Company’s independent registered public accounting firm and for assisting the board of directors in monitoring the Company’s financial reporting process, accounting functions and internal controls. It also is responsible for oversight of “whistle-blowing” procedures, approving transactions with related persons and certain other compliance matters.

Independent Registered Public Accounting Firm

We have engaged Grant Thornton LLP (“Grant Thornton”) as our independent registered public accounting firm during the fiscal years ended December 31, 2005 and 2006. The decision to engage Grant Thornton during these years was unanimously approved by our audit committee. The audit committee intends to appoint Grant Thornton to audit our consolidated financial statements for our fiscal year ending December 31, 2007 subject to satisfactory negotiations regarding fees and services. A representative of Grant Thornton is expected to attend our annual meeting, where he or she will have the opportunity to make a statement, if he or she desires, and will be available to respond to appropriate questions.

Fees Billed by Independent Registered Public Accounting Firm

Audit Fees.  We incurred $1,546,851 in audit fees and expenses for the year ended December 31, 2005 and $683,638 in audit fees and expenses for the year ended December 31, 2006 from Grant Thornton. We include in the category of audit fees those fees billed by our independent registered public accounting firm for professional services rendered for the audit of our consolidated financial statements, the quarterly reviews associated with the filing of our quarterly 10-Q reports with the SEC and other related services that are normally provided in connection with such statutory and regulatory filings. The amounts included for the years ended December 31, 2005 and 2006 included $989,605 and $115,627, respectively, relating to the review of our Form S-1.

Audit-Related Fees.  We did not incur any fees from Grant Thornton for audit-related services for the year ended December 31, 2005. We incurred $29,694 in fees from Grant Thornton for audit-related services for the year ended December 31, 2006.

Tax Fees.  We did not incur any fees from Grant Thornton for tax compliance, tax advice or tax planning services in the year ended December 31, 2005. For the year ended December 31, 2006, we incurred tax planning fees of $43,768 from Grant Thornton.

All Other Fees.  We did not incur any other fees from Grant Thornton in the years ended December 31, 2005 and 2006.

The audit committee has considered whether the provision of non-audit services by its independent registered public accounting firm is compatible with maintaining auditor independence and has determined that the provision of such services is compatible.

Audit Committee Policy on Pre-Approval of Services

The audit committee’s policy is to pre-approve all audit and permissible non-audit services provided by the Company’s independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. Pre-approval is generally provided for up to one year. The audit committee may also pre-approve particular services on a case-by-case basis.

Audit Committee Report

In connection with the issuance of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006, the audit committee:

1. Reviewed and discussed with management the Company’s audited financial statements as of December 31, 2005 and 2006 and for the years ended December 31, 2004, 2005 and 2006;

2. Discussed with Grant Thornton, the Company’s independent registered public accounting firm, the matters required to be discussed by the Auditing Standards Board Statement of Auditing Standards (“SAS”) No. 61, as amended;

3. Requested and obtained from Grant Thornton the written disclosures and the letter required by Independence Standards Board (“ISB”) Standard No. 1, as amended, regarding Grant Thornton’s independence, and has discussed with Grant Thornton its independence; and

Based on the review and discussions referred to in paragraph numbers (1) — (3) above, the audit committee recommended to our board of directors that the audited financial statements as of December 31, 2005 and 2006 and for the years ended December 31, 2004, 2005 and 2006 be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006 for filing with the Securities and Exchange Commission.

Respectfully submitted by the Audit Committee,

Harold First, Chairman
James M. Laisure
James C. Pontious

Compensation Committee

We established our compensation committee in February 2006 to review and approve our compensation policies and arrangements. Messrs. Intrieri and Meister are the members of our compensation committee. Our compensation committee held three meetings during the fiscal year ended December 31, 2006. As discussed above under “— Director Independence and Controlled Company Status,” our compensation committee does not satisfy Nasdaq’s corporate governance requirements applicable to compensation committees of non-controlled companies, is not comprised of independent directors and does not have a charter.

For further information about our processes and procedures for the consideration and determination of executive and director compensation, please see “Executive Compensation — Compensation Discussion and Analysis,” below.

Compensation Committee Interlocks and Insider Participation

We formed our compensation committee in February 2006. During 2006, none of our executive officers served on the compensation committee (or equivalent), or the board of directors, of another entity whose executive officer(s) served on our board of directors.

Stockholder Communications With Directors

Stockholders may contact the board of directors of the Company by writing to them c/o Investor Relations, American Railcar Industries, Inc., 100 Clark Street, St. Charles, Missouri 63301. All communications addressed to the board of directors will be delivered to the board of directors. If stockholders desire, they may contact individual members of the board of directors, our independent directors as a group, or a particular committee of the board of directors by appropriately addressing their correspondence to the same address. In each case, such correspondence will be delivered to the appropriate director(s).

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information, as of March 26, 2007, with respect to the beneficial ownership of our common stock by (i) each director, (ii) our named executive officers for the fiscal year ended December 31, 2006, (iii) all of our directors and executive officers as a group, and (iv) each person who is known to us to be the beneficial owner of more than five percent of our common stock. This information is based upon information received from or on behalf of the named individuals or from publicly available information and filings by or on behalf of those persons with the SEC. Beneficial ownership is determined in accordance with rules promulgated under the Exchange Act and generally includes voting and/or investment power with respect to securities. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock issuable upon the exercise of stock options that are currently exercisable, or are exercisable within 60 days, are deemed to be issued and outstanding. Unless otherwise indicated, each person has sole voting power and sole investment power with respect to the shares listed. Unless otherwise indicated, the address of each of the following is: c/o American Railcar Industries, Inc., 100 Clark Street, St. Charles, Missouri 63301.

	Shares of Common Stock
	Beneficially Owned
Name	Number	Percent of Class

Carl C. Icahn(1)(2)(3)	11,170,859	52.6%
James J. Unger	171,428	*
James A. Cowan(4)	92,553	*
William P. Benac	—	—
Alan C. Lullman(5)	4,761	*
Vincent J. Intrieri	—	—
Keith Meister	—	—
James C. Pontious	2,500	*
James M. Laisure	—	—
Peter K. Shea	—	—
Harold First(6)	500	*
Brett Icahn	—	—
Marsico Capital Management, LLC(7)	2,667,555	12.6%
Keeley Asset Management Corp.(8)	1,641,901	7.7%
All executive officers and directors as a group (12 persons)	11,442,601	53.9%

*	Less than one percent

(1)	The following information is based on a Schedule 13D filed with the Securities and Exchange Commission on January 31, 2006 by Mr. Carl Icahn and certain other parties (the “Icahn 13D”): Mr. Carl Icahn beneficially owns 5,037,165 of these shares directly and an additional 6,133,694 of these shares (the “Additional Shares”) are owned as follows: (i) 4,290,918 of these shares are owned by Modal LLC, a Delaware limited liability company (“Modal”); (ii) 1,818,976 of these shares are owned by Hopper Investments, LLC, a Delaware limited liability company (“Hopper”); and (iii) 23,800 of these shares are owned by Ms. Gail Golden, Mr. Carl Icahn’s spouse. Hopper is wholly owned by Barberry Corp., a Delaware corporation (“Barberry”). Each of Barberry and Modal is wholly owned by Mr. Carl Icahn. Mr. Carl Icahn may be deemed to have shared voting power and shared investment power with regard to the Additional Shares. Mr. Carl Icahn has sole voting power and sole investment power with regard to the 5,037,165 shares he owns directly. Mr. Carl Icahn, by virtue of his relationships to Hopper, Modal and Ms. Golden, may be deemed to beneficially own (as that term is defined in Rule 13d-3 under the Exchange Act) the Additional Shares. Mr. Carl Icahn disclaims beneficial ownership of such Additional Shares for all other purposes.

(2)	The following information is based on the Icahn 13D: In connection with the Company’s initial public offering, on January 20, 2006, pursuant to a stock purchase agreement dated December 7, 2005, among Modal, High Coast Limited Partnership, a Delaware limited partnership and The Foundation for a Greater Opportunity, a

Delaware not-for-profit corporation (the “Foundation”), Modal purchased 4,290,918 shares of Common Stock of the Company (the “Modal Shares”) from the Foundation. In connection with the purchase by Modal of the Modal Shares, Modal and the Foundation entered into a pledge security agreement (the “Pledge Security Agreement”), dated January 20, 2006. After an event of default (as defined in the Pledge Security Agreement) and upon notice, the Modal Shares may be transferred to the Foundation. Assuming no other changes to Mr. Carl Icahn’s beneficial ownership of our Common Stock, as reported in the table above, such a transfer may constitute a change in control of the Company.

(3)	Based on the Current Report on Form 8-K of AREP, a public limited partnership that invests in real estate and holds various other interests, filed on January 11, 2007 (the “AREP 8-K”), Mr. Carl Icahn has proposed that AREP acquire all of these shares. Mr. Carl Icahn is the chairman of the board of American Property Investors, Inc., which is the general partner of AREP, and, based on AREP’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005, filed with the SEC on March 16, 2006, as of March 1, 2006, affiliates of Mr. Carl Icahn owned approximately 90.0% of the outstanding depositary units and approximately 86.5% of the outstanding preferred units of AREP. According to the AREP 8-K: (i) Mr. Carl Icahn’s proposal is currently being considered by a committee of independent directors of the board of AREP; (ii) the committee is in the process of engaging counsel and financial advisers; (iii) no agreement has been reached as to price or terms; and (iv) any acquisition would be subject to, among other things, the negotiation, execution and closing of a definitive agreement and the receipt of a fairness opinion.

(4)	Mr. Cowan beneficially owns 92,553 shares. Mr. Cowan has the right to acquire 83,053 of these shares pursuant to currently exercisable options to purchase common stock.

(5)	Mr. Lullman beneficially owns 4,761 shares. Mr. Lullman has the right to acquire all 4,761 shares pursuant to currently exercisable options to purchase common stock.

(6)	Includes 500 shares held by the Harold First Pension Plan.

(7)	Pursuant to Marsico Capital Management, LLC’s (“MCM”) Schedule 13G/A filed with the Securities and Exchange Commission on February 13, 2007, MCM has the sole power to vote 2,584,733 shares and the sole dispositive power over 2,667,555 shares. The address of MCM is 1200 17th Street, Suite 1600, Denver, Colorado 80202.

(8)	Pursuant to Keeley Asset Management Corp.’s (“Keeley”) Schedule 13G filed with the Securities and Exchange Commission on February 13, 2007, Keeley has the sole power to vote 1,515,671 shares and the sole dispositive power over 1,641,901 shares. The address of Keeley is 401 South LaSalle Street, Chicago, Illinois 60605.

CODE OF ETHICS

Pursuant to Section 406 of the Sarbanes-Oxley Act of 2002, we have adopted a Code of Ethics for Senior Financial Officers that applies to our principal executive officer, principal financial officer, principal accounting officer or controller, and other persons performing similar functions. Our Code of Ethics for Senior Financial Officers is publicly available on our web site at www.americanrailcar.com under the heading “Investor Relations” and the sub-heading “Corporate Governance.” We may satisfy the disclosure requirement of Item 5.05 of Current Report on Form 8-K regarding an amendment to, or waiver from, a provision of our Code of Ethics by either disclosing such information in a Current Report on Form 8-K or by posting such information on our website, at the internet address specified above.

EXECUTIVE OFFICERS

The names of the Company’s executive officers who are not directors of the Company, and certain biographical information regarding them as of March 26, 2007, are set forth below. None of the persons listed below was appointed pursuant to any arrangement or understanding with any person, other than the employment agreements we have entered into with each of Messrs. Cowan, Benac and Lullman relating to their service in such capacities, discussed below under “Executive Compensation — Compensation Discussion and Analysis — Employment Agreements.” Executive officers are chosen by and serve at the discretion of the board of directors.

Name	Age	Position

James A. Cowan	49	Executive Vice President and Chief Operating Officer
William P. Benac	60	Senior Vice President, Chief Financial Officer and Treasurer
Alan C. Lullman	51	Senior Vice President Sales, Marketing and Services

James A. Cowan.  Mr. Cowan has served as our executive vice president and chief operating officer since December 2005. Prior to joining us, he spent the last 26 years in various positions involving the engineering, construction and manufacturing of multiple steel and tubular products. From March 2003 to August 2005, Mr. Cowan served as president and chief operating officer of Maverick Tube Corporation, a North American manufacturer of welded tubular steel products used in the energy industry. Prior to this position, from June 2002 to March 2003, Mr. Cowan served as president and chief operating officer of Vallourec & Mannesmann Star, a French, German and Japanese joint venture and seamless manufacturer of tubular steel products. From January 1992 to June 2002, he served as general manager responsible for all sales and operations of three different steel manufacturing facilities for North Star Steel, a business previously owned by Cargill. Mr. Cowan was responsible for the complete greenfield development, construction and start-up of one of these facilities. From July 1979 to January 1992, he served in differing operational capacities for Cargill’s steel group, North Star Steel. For two years, during 2000 and 2001, Mr. Cowan served as the Chairman of the Governor of Ohio’s Steel Council. Mr. Cowan received his B.S. in Metallurgical Engineering from Michigan Technological University.

William P. Benac.  Mr. Benac has served as our senior vice president and chief financial officer since January 2005 and has served as our treasurer since December 2005. Prior to joining us, he spent the last 32 years in various corporate finance, turnaround and value creation positions. Mr. Benac co-founded bpmx, a financial services and consulting restructuring company, where he served as senior managing director and chief financial officer from December 2003 to January 2005. From August 2002 to February 2003, Mr. Benac served Kinko’s Inc., a print services company, as senior vice president and chief financial officer. From November 2000 to November 2001, Mr. Benac was the executive vice president and chief financial officer of Grass Valley Group, a manufacturer of digital broadcast technology. Mr. Benac served simultaneously as an executive vice president and chief financial officer of UICI, a diversified financial services company, and as chief executive officer of United Credit National Bank, a subsidiary of UICI and a credit card bank, from May 1999 to November 2000. Mr. Benac has held a variety of other financial management positions, including serving Electronic Data Systems Corporation from February 1992 to October 1997 as global vice president and treasurer, and numerous positions with Verizon Corporation and its predecessor companies from 1973 to 1990, including as president of GTE Finance Corp. from 1986 to 1990. Mr. Benac is a Certified Public Accountant and a Certified Management Accountant. He has served on the National Advisory Council of the Marriott School of Management — Brigham Young University since 1997. Mr. Benac received his B.A. and his M.B.A. from Brigham Young University and his J.D. from Pace University School of Law.

Alan C. Lullman.  Mr. Lullman has served as our senior vice president sales, marketing and services since October 2004. From August 1998 to September 2004, he served as our vice president sales and marketing. Prior to joining us, he served as a regional sales manager at the Houston office of ACF from March 1989 to July 1998, where he was responsible for sales across 22 states. From August 1987 to February 1989, Mr. Lullman was a district sales manager at ACF. He held numerous other sales positions at ACF sales offices in the Southwest, Midwest and Northeast from October 1978 to July 1987. Mr. Lullman is a member of the National Grain Car Council and a representative for the Company on the Renewable Fuels Association. He received a B.A. from Westminster College. He also served in the U.S. Marine Corps Reserve from 1973 to 1976, when he received an honorable discharge.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Prior to our initial public offering in January 2006, our executive compensation programs were determined by our entire board of directors. In February 2006, our board of directors formed a compensation committee, which has the ongoing responsibility for establishing, implementing and monitoring our executive compensation programs. The following Compensation Discussion and Analysis describes the material elements of compensation for our named executive officers identified in the Summary Compensation Table below.

The compensation committee consists of Messrs. Intrieri and Meister, both of whom are employees of companies controlled by our chairman and principal beneficial stockholder, Mr. Carl Icahn. These directors have extensive experience in owning and operating a wide range of public and private businesses and designing compensation packages for executive officers of those businesses. The compensation committee, at its discretion, has consulted and expects to continue to consult with Mr. Carl Icahn and members of the staff of Icahn Associates Corp., a company controlled by Mr. Carl Icahn, including personnel at Icahn Associates Corp. with expertise in compensation and benefits. These personnel research compensation standards and practices in a range of businesses including businesses comparable to us. The committee also consults with Mr. Unger, our chief executive officer, regarding compensation matters.

Executive Compensation Philosophy.  The compensation committee believes that compensation paid to executive officers should assist the Company in attracting, motivating and retaining superior talent. Our compensation programs are intended to motivate the named executive officers to achieve our business objectives and to align their financial interests with those of our stockholders. Based on this philosophy, the compensation of our named executive officers has included a combination of salary, cash bonuses, equity awards and other employment benefits. In addition, we have employment agreements with each of our named executive officers.

Base Salary.  The board of directors and the compensation committee has in the past reviewed, and the compensation committee in the future will review, base salaries for executive officers, subject to the terms of applicable employment agreements. The base salaries of each of Messrs. Unger, Cowan and Benac in fiscal 2006 were established in employment agreements negotiated at arm’s length with each of those officers. The employment agreement with Mr. Unger was entered into in November 2005 in anticipation of the completion of our initial public offering and provides for a minimum base salary of $350,000. The employment agreements provide for a minimum base salary of $250,000 for Mr. Benac and $300,000 for Mr. Cowan. Mr. Lullman, who did not have an employment agreement in fiscal 2006, received an increase of his base salary during the year from $200,000 to $250,000. In March 2007, we entered into an employment agreement (effective as of January 1, 2007) with Mr. Lullman that provides for a minimum base salary of $250,000. Our compensation committee believes that these recently negotiated salaries represent reasonable and fair salaries for the positions and responsibilities or each of our named executive officers.

Bonus Compensation.  We have established a target bonus plan for our named executive officers, under which targets are determined on an annual basis equal to a percentage of the officer’s base salary. This plan was established to provide additional compensation to eligible participants for their contribution to the achievement of our objectives, to encourage and stimulate superior performance, and to assist in attracting and retaining highly qualified key employees. Under this plan, and consistent with our employment agreements with each of the following executives, Mr. Unger’s 2006 target bonus amount was 60% of his base salary, Mr. Benac’s 2006 target bonus amount was 60% of his base salary, and Mr. Cowan’s 2006 target bonus amount was 50% of his base salary. Mr. Lullman, who did not have an employment agreement in 2006, had a target bonus amount of 40% of his base salary subject to increase if the Company exceeded its EBITDA target for the year. Under our bonus plan, the actual bonus earned by each of these executives was based 50% on the achievement by the Company of an EBITDA-based financial target established for the year and 50% on the achievement of individual goals, including financial, strategic, corporate, divisional and other goals. The compensation committee retained sole discretion over all matters relating to the potential 2006 target bonus payments, including, without limitation, the decision to pay any bonuses, the amount of each bonus, if any, the ability to increase or decrease any bonus payment and make changes to any performance measures or targets, and discretion over the payment of partial awards in the event of employment termination.

The EBITDA targets under the bonus plan were set based upon our internal budgets and required us to achieve significant growth in our EBITDA over the prior year, which management and the compensation committee believed were achievable based upon our recent plant expansion and ongoing expansion plans, as well as continuing investments in efficiency improvements. During fiscal 2006, we exceeded our EBITDA target for the year and each of the named executive officers achieved their full targeted bonus amounts. While the bonus amounts were determined primarily based upon our exceeding the EBITDA target, the bonus also recognized the extraordinary efforts of the management team in swiftly bringing our Marmaduke tank railcar manufacturing plant back into full operation following the extensive tornado damage to that facility, as well as our ability to retain our customers and backlog during that shut-down. Other achievements during the year included the completion of our initial public offering, the expansion of our manufacturing capacity, the increase in our backlog to support further expansion plans, and the acquisition of Custom Steel. The bonuses awarded to each of our named executive officers for 2006 were as follows:

Named Executive Officer	2006 Bonus ($)

James J. Unger	210,000
James A. Cowan	150,000
William P. Benac	150,000
Alan C. Lullman	108,419

Special IPO Bonus.  Under his employment agreement, Mr. Benac also became entitled to a special cash bonus of $500,000 relating to the successful completion of our initial public offering in January 2006. This cash bonus and the terms of its payment are described more fully under the description of his employment agreement below.

Equity Awards.  The board of directors believes that equity-based compensation causes our executives to have an ongoing stake in our long-term success. Our 2005 Equity Incentive Plan was designed, in part, to optimize our profitability and growth over a longer term. These long-term grants to executive officers are based on job responsibilities and potential for individual contribution. When it makes grants, the compensation committee exercises judgment and discretion in view of its general policies. The combination of annual cash bonuses and stock-based incentives is intended to benefit stockholders by enabling the Company to better attract and retain top talent in a marketplace where such incentives are prevalent. Equity awards were granted to certain management level employees in addition to the named executive officers of the Company. The Company granted both stock options and restricted stock during 2006.

Stock Options.  Stock options provide for financial gain derived from the potential appreciation in stock price from the date that the option is granted until the date that the option is exercised. On January 19, 2006, in connection with our initial public offering of our Common Stock, we granted a total of 484,876 options to purchase shares of our common stock under our 2005 Equity Incentive Plan, including options to purchase 249,160 shares to Mr. Cowan and options to purchase 42,857 shares to Mr. Lullman. The exercise price of these options is $21.00 per share, which was our initial public offering price. The options vest in three equal annual installments on January 19, 2007, January 19, 2008 and January 19, 2009 and have a five year term. In addition, we granted options to purchase 75,000 shares of our common stock to Mr. Benac on April 3, 2006. The exercise price of these options is $35.69 per share, which was the closing price of our common stock on that date. The options vest in three annual installments on April 3, 2008, April 3, 2009, and April 3, 2010 and have a five year term. These options were approved prior to grant by our board of directors or compensation committee, as applicable. We have not granted any options to Mr. Unger, who has received restricted stock as further described below.

The grant of options to Messrs. Cowan, Benac and Lullman were intended to provide long-term incentives to reward those officers for appreciation in the price of our common stock and to further align the interests of those executive officers with those of our stockholders.

CEO Restricted Stock.  When Mr. Unger joined us at the time of our original formation, we entered into an employment agreement with Mr. Unger, which provided that Mr. Unger would be granted an option to purchase

2.0% of our outstanding common shares at a price equal to 2.0% of the common equity contribution by Mr. Carl Icahn at our formation. The agreement provided that this option would be exercisable at the time of our initial public offering. In anticipation of our initial public offering, we entered into a letter agreement with Mr. Unger that replaced any option grants to Mr. Unger under the original agreement. Pursuant to this letter agreement, we issued Mr. Unger 285,714 shares of our Common Stock upon the closing of our initial public offering. Of these shares, 40% vested immediately upon grant and became transferable without contractual restrictions by Mr. Unger on July 23, 2006, an additional 30% vested on January 24, 2007 and became transferable without contractual restrictions on that date, and the remaining 30% also vested on January 24, 2007 but will not become freely transferable until July 18, 2007. If Mr. Unger had been terminated for cause (as defined in the letter agreement), or resigned without good reason (as defined in the letter agreement) on or before January 24, 2007, Mr. Unger would have been required to return to us 60% of the shares of our Common Stock we granted to him. We filed a registration statement on Form S-8 with the SEC to cover the registration of 40% of these shares on August 15, 2006. We have agreed to include the balance of these shares in any registration statement we file on behalf of Mr. Carl Icahn with regard to the registration for sale of our shares held by Mr. Carl Icahn, provided the contractual restrictions and applicable lock-up period of these shares have lapsed.

Other Employment Benefits.  ARI’s named executive officers are provided with a limited number of perquisites. In the case of country club dues paid on behalf of certain named executive officers, we believe that this perquisite assists such officers in maintaining a presence in the community and with business development activities.

The Company provides the following, all of which is quantified in our All Other Compensation Table on page 20:

•	Automobile allowances

•	Country club dues

•	Reimbursements for taxes paid on reimbursed travel expenses considered as income

•	Various premiums on insurance policies

Our named executive officers are entitled to various other forms of compensation. These forms of compensation include but are not limited to the perquisites identified above, tax reimbursements, dividends on restricted stock, increases in actuarial estimated pension benefit value, Company match on executive deferrals to the Company’s 401(k) plan and other compensation amounts.

Section 162(m).  Section 162(m) of the Internal Revenue Code of 1986, as amended, provides that compensation in excess of $1,000,000 paid to the Chief Executive Officer or to any of the other four most highly compensated executive officers of a publicly held corporation will not be deductible for federal income tax purposes unless such compensation is paid pursuant to one of the enumerated exceptions set forth in Section 162(m), including transition rules for newly public companies. In general, stock options granted under our 2005 Equity Incentive Plan are intended to qualify under and comply with the “performance based compensation” exemption provided under Section 162(m), thus excluding from the Section 162(m) compensation limitation any income recognized by executives pursuant to such stock options. The compensation committee intends to review periodically the potential impacts of Section 162(m) in structuring and administering our compensation programs.

Compensation Committee Report

The compensation committee reviewed and discussed the above Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with the Company’s management. Based on the review and discussions, the compensation committee recommended to the board of directors that the Compensation Discussion and Analysis be included in this proxy statement.

Respectfully submitted by the Compensation
Committee,

Vincent J. Intrieri
Keith Meister

SUMMARY COMPENSATION TABLE

The following table summarizes the compensation of the named executive officers for the fiscal year ended December 31, 2006. The named executive officers are Mr. Unger, Mr. Cowan, Mr. Benac and Mr. Lullman. We have no other executive officers.

								Change in the
								Pension
						Non-Equity		Value and
						Incentive		Non-qualified
				Stock	Option	Plan		Deferred	All Other
		Salary	Bonus	Awards	Awards	Compensation		Compensation	Compensation	Total
Name	Year	($)	(1)($)	(2)($)	(3)($)	($)		($)	(4)($)	($)

James J. Unger,	2006	350,000	—	5,700,000	—	210,000		24,000	74,728	$6,358,728
President and Chief Executive Officer
James A. Cowan,	2006	300,000	—	—	1,105,710	150,000		—	27,132	$1,582,842
Executive Vice President and Chief Operating Officer
William P. Benac,	2006	250,000	—	—	264,806	650,000	(5)	—	64,491	$1,229,297
Senior Vice President and Chief Financial Officer
Alan C. Lullman,	2006	204,167	—	—	190,189	108,419		—	34,997	$537,772
Senior Vice President Sales, Marketing and Services

(1)	Amounts earned under the 2006 Executive Incentive Plan are included in the Non-Equity Incentive Plan Compensation column.

(2)	Amount shown does not reflect compensation actually received by Mr. Unger nor does it necessarily reflect the actual value that will be recognized by Mr. Unger. Instead, the amount shown is the stock based compensation expense of restricted stock granted to Mr. Unger as determined pursuant to FAS 123(R). The assumptions used to calculate the value of restricted stock awards are set forth under Note 13 — Stock Based Compensation to our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2006, as amended.

(3)	Amounts shown do not reflect compensation actually received by the named executive officers nor does it necessarily reflect the actual value that will be recognized by the named executive officers. Instead, the amounts shown are the stock based compensation expense of option awards granted to the named executive officers as determined pursuant to FAS 123(R). The assumptions used to calculate the value of option awards are set forth under Note 13 — Stock Based Compensation to our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2006, as amended. The FAS 123(R) value as of the grant date for stock option awards is expensed over the number of months of service required for the grant to become non-forfeitable.

(4)	See “— All Other Compensation Table” below for amounts, which include perquisites, tax reimbursements, our match on executive contributions to our 401(k) plan and various other compensation amounts.

(5)	Includes a bonus of $500,000 payable to Mr. Benac on April 22, 2007 as a result of our completion of our initial public offering in January 2006. See “— Employment Agreements — William P. Benac,” below for more information about this bonus.

ALL OTHER COMPENSATION TABLE

	Perquisites		Tax		Dividends		401(k)
	and Other		Reimburse-		on		Matching		Insurance
	Personal		ments		Restricted		Contributions		Premiums		Other		Total
Name	Benefits ($)		($)		Stock		($)(1)		($)		($)		($)

James J. Unger	35,097	(2)	—		22,286	(3)	6,600		10,745	(4)	—		74,728
James A. Cowan	23,988	(5)	—		—		—	(6)	3,144	(7)	—		27,132
William P. Benac	—		23,274	(8)	—		5,975		3,689	(9)	31,553	(10)	64,491
Alan C. Lullman	24,638	(11)	—		—		5,156		5,203	(4)	—		34,997

(1)	These amounts represent our matching contributions to each named executive officers’ 401(k) plan account equal to 50% of his deferrals up to a maximum of 6% of covered compensation.

(2)	Includes payments we made of behalf of Mr. Unger of $26,422 for car allowance and $8,675 for country club dues.

(3)	Represents dividends earned on restricted stock that was granted to Mr. Unger in connection with our initial public offering. See further description of this grant in “— Grants of Plan Based Awards Table.”

(4)	These amounts represent the taxable income related to payment of premiums for group term life insurance, personal liability umbrella insurance and executive survivor insurance for the benefit of the employees.

(5)	Includes payments we made of behalf of Mr. Cowan of $16,668 for car allowance and $7,320 for country club dues.

(6)	Mr. Cowan was not eligible for the Company 401(k) matching contributions until January 1, 2007 (after completing one full year of full time employment).

(7)	These amounts represent the taxable income related to payment of premiums for group term life insurance for the benefit of the employee.

(8)	Represents a payment made to Mr. Benac for reimbursement of taxes owed as a result of additional compensation for commuting expenses to and from Dallas, Texas.

(9)	These amounts represent the taxable income related to payment of premiums for group term life insurance and personal liability umbrella insurance for the benefit of the employee.

(10)	Represents living and commuting expenses that were incurred as a result of Mr. Benac’s travel to and from Dallas, Texas that were not deductible business expenses under federal tax law.

(11)	Includes payments we made of behalf of Mr. Lullman of $24,638 for car allowance.

We do not provide any termination plans or deferred compensation plans for our named executive officers, nor do we provide for discounted security purchases for any of our named executive officers.

Employment Agreements.  In order to attract and retain qualified executives, we have entered into employment agreements with our named executive officers as described below.

James J. Unger.  In November 2005, we entered into an employment agreement with Mr. Unger. The agreement, which was effective on the closing of our initial public offering on January 24, 2006, provides that Mr. Unger shall serve as our President and Chief Executive Officer for an initial one year term. Thereafter, the agreement may be extended, at the discretion of our board of directors, for two additional one year terms. We extended Mr. Unger’s employment in January 2007 for an additional one year term until January 24, 2008.

Under the terms of the employment agreement, Mr. Unger receives a base salary of $350,000. In addition, Mr. Unger is eligible to receive an annual bonus, as determined by our board of directors, in its sole discretion, from year to year. The employment agreement also provides that Mr. Unger is entitled to receive healthcare, vacation, 401(k) participation, transportation and other similar benefits we offer our senior executives. If Mr. Unger is terminated without cause (as defined in the agreement) or resigns for good reason (as defined in the agreement), then we shall pay him, in addition to any unpaid and earned base salary and bonus, the base salary Mr. Unger would have earned through the end of his term, as extended, if applicable, by our board of directors.

Mr. Unger’s employment agreement contains non-competition, non-solicitation and confidentiality provisions. The non-competition and non-solicitation provisions prohibit Mr. Unger from directly or indirectly competing with us, or soliciting our employees as long as he is our employee and generally for a one-year period thereafter.

In connection with the employment agreement, we also entered into a letter agreement with Mr. Unger that replaced any option grants to Mr. Unger under his prior employment agreement, as described above under “— CEO Restricted Stock.”

James A. Cowan.  In December 2005, we entered into an employment agreement with Mr. Cowan to serve as our chief operating officer through December 31, 2008, unless earlier terminated pursuant to the agreement.

Under the terms of the agreement, Mr. Cowan receives a base salary at an annual rate of $300,000 per year. Mr. Cowan is also entitled to an annual bonus for each calendar year of employment ending on or after December 31, 2006 of up to 50% of his then applicable base salary, provided certain performance targets established by our board of directors are achieved.

In addition to the compensation described above and pursuant to the terms of his employment agreement, on the pricing of our initial public offering of Common Stock we granted Mr. Cowan an option to purchase 249,160 shares of Common Stock. The exercise price of the option is $21.00, the fair market value of the Common Stock at the time of grant.

Mr. Cowan is eligible to participate in all health, medical, retirement and other employee benefit plans we generally provide to our senior executives. In addition, he will be reimbursed for the reasonable use of an automobile and for the payment of reasonable country club dues (excluding initiation fees) on terms consistent with our other senior executives.

Mr. Cowan may terminate the agreement upon 30 days written notice. We may terminate Mr. Cowan’s employment at any time, with or without cause. If Mr. Cowan’s employment is terminated due to death or disability, he is entitled to receive earned and accrued base salary and unreimbursed business expenses due and unpaid as of the date of his termination, bonus compensation earned and due with respect to a completed calendar year but not paid as of the date of termination, and a pro-rated portion of his bonus compensation payable for any incomplete calendar year. If Mr. Cowan is terminated without cause, he is entitled to receive earned and accrued base salary and unreimbursed business expenses due and unpaid as of the date of his termination, bonus compensation earned and due with respect to a completed calendar year but not paid as of the date of termination, a pro-rated portion of his bonus compensation payable for any incomplete calendar year and, in addition, a continuation of the payment of the base salary he would have earned through December 31, 2008 had he continued to be employed by us through such date. If Mr. Cowan resigns or if we terminate Mr. Cowan for cause, he is entitled to receive earned and accrued base salary and unreimbursed business expenses due and unpaid as of the date of his termination.

Mr. Cowan’s employment agreement contains non-competition and non-solicitation provisions that prohibit Mr. Cowan from directly or indirectly competing with us during the term of his employment and generally for a one-year period thereafter. Mr. Cowan’s employment agreement also contains provisions requiring him to protect confidential information during his employment and at all times thereafter.

William P. Benac.  In July 2005, we entered into an employment agreement with William P. Benac to serve as our chief financial officer for a period of one year. The agreement is effective as of April 22, 2005, and automatically renews for successive one-year terms unless terminated by either party at least 180 days before the expiration of the then applicable term. The agreement currently is effective through April 22, 2008.

Under the terms of the agreement, Mr. Benac will receive a minimum annual base salary of $250,000. Mr. Benac was also entitled to and was paid a non-prorated cash bonus of $150,000 for the 2006 fiscal year. Criteria for cash bonuses that may be awarded for each year the agreement is extended are subject to negotiation and will be determined during the first quarter of each calendar year the agreement is renewed. It is expected that the target bonus amounts during such years will not be less than $150,000.

In addition to the salary and bonus compensation described above, Mr. Benac will receive a one-time special cash bonus of $500,000 on April 22, 2007, because we issued Common Stock to the public in an offering registered with the SEC. If at any time on or before April 22, 2007, we terminate Mr. Benac’s employment without cause, he resigns for good reason, or a change in control occurs, he will be entitled to receive the special cash bonus of $500,000 upon the occurrence of such event. In addition, if we terminate Mr. Benac’s employment other than for cause, death or disability, or if he terminates his employment for good reason, he is entitled to receive a lump sum severance payment of $200,000. Mr. Benac’s right to the special cash bonus of $500,000 and any severance immediately terminates if his employment is terminated for cause or he resigns without good reason.

Mr. Benac will be reimbursed for reasonable and necessary business related expenses, including those expenses associated with commuting from Dallas to our headquarters in St. Charles, Missouri, such as air and car travel and reasonable living expenses. He is eligible to participate in all health, medical, retirement and other employee benefit plans we generally provide to our senior executives. Mr. Benac’s employment agreement also contains provisions requiring him to protect our confidential information during his employment and at all times thereafter.

Mr. Benac may terminate his employment for good reason upon at least 30 days prior written notice to us, or without good reason upon at least 60 days prior written notice to us. We may terminate Mr. Benac’s employment without cause upon 30 days written notice or immediately for cause or upon his death or disability. The agreement that describes the terms and conditions of the option to purchase 75,000 shares of our common stock that was issued to Mr. Benac on April 3, 2006 contains non-competition and non-solicitation provisions that prohibit him from directly or indirectly competing with us during the term of his employment and generally for a one-year period thereafter.

Alan C. Lullman.  On March 26, 2007, we entered into an employment agreement with Mr. Lullman to serve as Senior Vice President, Sales, Marketing & Services. The term of Mr. Lullman’s employment agreement began on January 1, 2007 and will continue through December 31, 2009, unless earlier terminated pursuant to the agreement. Under the terms of the agreement, Mr. Lullman receives a base salary at an annual rate of $250,000 per year. Mr. Lullman is also entitled to an annual bonus for each calendar year of employment ending on or after December 31, 2007 of up to 50% of his then applicable base salary, provided certain objective performance targets established by our board of directors are achieved.

Mr. Lullman is entitled to receive healthcare, group term life insurance, group long-term disability insurance, 401(k) participation, vacation, and other similar employee benefits we generally provides to our senior employees. In addition, he will be reimbursed for the reasonable use of an automobile and for the payment of reasonable athletic club dues (excluding initiation fees) on terms consistent with other senior employees.

The agreement shall terminate and Mr. Lullman’s employment shall end upon his death or disability, if we discharge Mr. Lullman with or without cause, or if Mr. Lullman resigns for good reason. We may discharge Mr. Lullman at any time with or without cause. If Mr. Lullman’s employment is terminated due to death or disability, he is entitled to receive earned and accrued base salary and unreimbursed business expenses due and unpaid as of the date of his termination, bonus compensation earned and due with respect to a completed calendar year but not paid as of the date of termination, and a pro-rated portion of his bonus compensation payable for any incomplete calendar year.

If Mr. Lullman is terminated without cause or if he terminates the agreement for good reason, he is entitled to receive (i) earned and accrued base salary and unreimbursed business expenses due and unpaid as of the date of his termination, (ii) bonus compensation earned and due with respect to a completed calendar year but not paid as of the date of termination, (iii) a pro-rated portion of his bonus compensation payable for any incomplete calendar year and (iv) a continuation of the payment of the base salary he would have earned through December 31, 2009 had he continued to be employed by us through such date. We are entitled to an offset of the continuation payments under clause (iv) above on account of any remuneration or other benefit attributable to any subsequent employment that Mr. Lullman may obtain.

Mr. Lullman’s employment agreement contains non-competition and non-solicitation provisions that prohibit Lullman from directly or indirectly competing with us during the term of his employment and generally for a one-year period thereafter. Mr. Lullman’s employment agreement also contains provisions requiring him to protect confidential information during his employment and at all times thereafter.

GRANTS OF PLAN-BASED AWARDS TABLE

		Board or
		Compensation
		Committee
		Approval
		Date of						All Other		All Other			Grant
		Equity-						Stock		Option			Date
		Based						Awards:		Awards:		Exercise or	Fair
	Grant	Awards (if						Number of		Number of		Base	Value of
	Dates of	Different						Shares of		Securities		Price of	Stock
	Equity-	than						Stock or		Underlying		Option	and
	Based	Grant		Estimated Future Payouts Under				Units		Options		Awards	Option
Name	Awards	Date)		Non-Equity Incentive Plan Awards				(#)		(#)		($/Sh)	Awards($)
				Threshold ($)	Target ($)		Maximum ($)

James J. Unger	1/19/2006	12/23/2005	(1)	—	—		—	285,714	(1)	—		—	5,999,994	(1)
James J. Unger	—	—		—	210,000	(2)	—	—		—		—	—
James A. Cowan	1/19/2006	1/12/2006	(3)	—	—		—	—		249,160	(3)	21.00	1,813,885	(3)
James A. Cowan	—	—		—	150,000	(2)	—	—		—		—	—
William P. Benac	4/3/2006	3/31/2006	(3)	—	—		—	—		75,000	(3)	35.69	981,000	(3)
William P. Benac	—	—		—	500,000	(4)	—	—		—		—	—
William P. Benac	—	—		—	150,000	(2)	—	—		—		—	—
Alan C. Lullman	1/19/2006	1/12/2006	(3)	—	—		—	—		42,857	(3)	21.00	311,999	(3)
Alan C. Lullman	—	—		—	100,000	(5)	—	—		—		—	—

(1)	Mr. Unger was granted restricted stock in connection with our initial public offering and pursuant to a letter agreement we entered into with him that was approved by our board of directors on December 23, 2005. This grant of restricted stock vests as follows: 40% of the shares vested on January 24, 2006 and the remaining 60% of the shares vested on January 24, 2007. Amount shown does not reflect compensation actually received by Mr. Unger nor does it necessarily reflect the actual value that will be recognized by Mr. Unger. Instead, the amount shown is the stock based compensation expense of restricted stock granted to Mr. Unger as determined pursuant to FAS 123(R). The assumptions used to calculate the value of restricted stock awards are set forth under Note 13 — Stock Based Compensation to our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2006, as amended. See “— CEO Restricted Stock” above for more information about this restricted stock.

(2)	Amounts shown reflect actual bonus amounts earned in 2006. Bonus targets were determined based upon a percentage of base salary as in effect on December 31 of the year before payment is made. The target bonuses did not have threshold or maximum amounts. These bonuses were based on a combination of an EBITDA based financial target for the year before payment is made and a variety of other qualitative and quantitative criteria relating to the year before payment is made, including financial, strategic, corporate, divisional and individual goals.

(3)	The options granted to Messrs. Cowan and Lullman were authorized by our Board of Directors in anticipation of our initial public offering and were granted in connection with that offering. Mr. Benac’s options were authorized by our compensation committee on March 31, 2006 and were granted effective April 3, 2006. Options granted to Messrs. Cowan and Lullman become exercisable in three equal annual installments on January 19, 2007, January 19, 2008 and January 19, 2009. Options granted to Mr. Benac become exercisable in three equal installments on April 3, 2008, April 3, 2009 and April 3, 2010. The last column on the right represents the aggregate FAS 123(R) values of options granted during the year. The per-option FAS 123(R) grant date value was $7.28 for all options issued to Messrs. Cowan and Lullman and $13.08 per option for Mr. Benac. The assumptions used to calculate the value of option awards are set forth under Note 13 — Stock Based Compensation to our consolidated financial statements included in the Annual Report on Form 10-K for the fiscal year ended December 31, 2006, as amended. The FAS 123(R) value as of the grant date for stock option awards is expensed over the number of months of service required for the grant to become non-forfeitable. Amounts shown do not reflect compensation actually received by the named executive officers nor does it necessarily reflect the actual value that will be recognized by the named executive officers. Instead, the amounts shown are the stock based compensation expense of option awards granted to the named executive officers as determined pursuant to FAS 123(R).

(4)	Represents bonus payable to Mr. Benac on April 22, 2007 as a result of our completion of our initial public offering in January 2006. See “— Employment Agreements — William P. Benac” above for more information about this bonus.

(5)	Mr. Lullman, who did not have an employment agreement in 2006, had a target bonus amount of 40% of his base salary subject to increase if the Company exceeded its EBITDA target for the year, which it did. Mr. Lullman also received an increase of his base salary during the year from $200,000 to $250,000. Mr. Lullman’s actual bonus amount for 2006 was $108,419, which represents approximately 43% of his base salary as in effect at the end of 2006.

On January 19, 2006, in connection with our initial public offering of our Common Stock, we granted a total of 484,876 options to purchase shares of our Common Stock under our 2005 Equity Incentive Plan, including an aggregate of 249,160 options to Mr. Cowan and 42,857 options to Mr. Lullman, as shown above in the “All Other Option Awards” column. The exercise price of these options is $21.00 per share. The options vest in three equal annual installments on January 19, 2007, January 19, 2008 and January 19, 2009 and have a five year term. The options are subject to the terms and conditions of our 2005 Equity Incentive Plan, as amended and a stock option agreement, as amended, which contain non-solicitation, non-competition and confidentiality provisions.

Our compensation committee issued options to purchase 75,000 shares of our Common Stock to Mr. Benac on April 3, 2006. The exercise price of these options is $35.69 per share. The options vest in three annual installments beginning on April 3, 2008, April 3, 2009, and April 3, 2010 and have a five year term. The options are subject to the terms and conditions of our 2005 Equity Incentive Plan, as amended, and a stock option agreement, as amended, which contain non-solicitation, non-competition and confidentiality provisions.

Our compensation committee chose to grant options to these officers at these times to give them a stake in the initial public ownership of the company. No other timing constraints were used or applied when issuing stock based compensation. The exercise price of all of these options is equal to the closing market price of our Common Stock on the dates such options were granted.

In connection with the initial public offering, the board of directors also granted 285,714 shares of restricted stock to Mr. Unger. 40% of these shares vested immediately while the remaining 60% vested in January 2007. This restricted stock grant also has transferability provisions. 40% of the restricted shares became unrestricted after 6 months from issuance, 30% became unrestricted after 12 months from issuance and the remaining 30% will become unrestricted after 18 months from issuance. See “— CEO Restricted Stock” above for more information about this restricted stock.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END TABLE

	Option Awards					Stock Awards
	Number of	Number of
	Securities	Securities				Number of
	Underlying	Underlying				Shares or		Market Value
	Unexercised	Unexercised				Units of Stock		of Shares or Units
	Options	Options		Option		That		of Stock That
	(#)	(#)		Exercise Price	Option	Have Not Vested		Have Not Vested
Name	Exercisable	Unexercisable		($)	Expiration Date	(#)		($)

James J. Unger	—	—		—	—	171,428	(1)	5,835,409	(2)
James A. Cowan	—	249,160	(3)(4)	$21.00	1/19/2011	—		—
William P. Benac	—	75,000	(5)	$35.69	4/3/2011	—		—
Alan C. Lullman	—	42,857	(4)(6)	$21.00	1/19/2011	—		—

(1)	All 171,428 of these restricted shares, which were unvested as of December 31, 2006, vested on January 24, 2007. Half of this amount, or 85,714 of such shares, became transferable by Mr. Unger without contractual restrictions on January 24, 2007. The remaining 85,714 of these shares will become freely transferable on July 18, 2007. See “— CEO Restricted Stock” above for more information about this restricted stock.

(2)	The market value of shares that have not vested is calculated using the closing market price of our Common Stock at the end of our last completed fiscal year. Accordingly, this value was determined based on the closing market price of our Common Stock on Nasdaq as of December 29, 2006, the last trading day of 2006, which was $34.04.

(3)	83,054 of these options became exercisable on January 19, 2007.

(4)	Options granted on January 19, 2006 vest and become exercisable in equal installments (subject to rounding) on the first, second and third anniversary of their grant, and expire on the date shown above, which is the fifth anniversary of their grant.

(5)	Options granted on April 3, 2006 vest and become exercisable in equal installments (subject to rounding) on the second, third and fourth anniversary of their grant, and expire on the date shown above, which is the fifth anniversary of their grant.

(6)	14,286 of these options became exercisable on January 19, 2007; 9,524 of these options were exercised on January 24, 2007.

OPTION EXERCISES AND STOCK VESTED TABLE

	Option Awards				Stock Awards
	Number of Shares		Value Realized		Number of Shares		Value Realized
	Acquired on Exercise		Upon Exercise		Acquired on Vesting		on Vesting
Name	(#)		($)		(#)		($)

James J. Unger	—		—		114,286	(1)	2,400,006	(1)
James A. Cowan	—		—		—		—
William P. Benac	—		—		—		—
Alan C. Lullman	—	(2)	—	(2)	—		—

(1)	These 114,286 shares were issued in connection with our initial public offering and valued at our initial public offering price of $21.00 per share. The remaining 171,428 restricted shares held by Mr. Unger vested on January 24, 2007. The value realized upon vesting of those 171,428 shares was $30.14 per share, or $5,166,840 in the aggregate, based upon the closing market price of our Common Stock on such date.

(2)	Mr. Lullman exercised options covering 9,524 shares of our Common Stock on January 24, 2007. These options were granted in connection with our initial public offering at an exercise price of $21.00 per share. The value realized upon exercise of these 9,524 options was $8.61 per share, or $82,002 in the aggregate, based upon the $29.61 average of the daily high and low market prices of our Common Stock on the date of exercise.

PENSION BENEFITS TABLE

		Number of Years	Present Value of	Payments During
		Credited Service	Accumulated Benefit	Last Fiscal Year
Name	Plan Name	(#)	($)	($)

James J. Unger	Supplemental Executive Retirement Plan	26	1,049,000	—
James J. Unger	Postretirement Health and Life Insurance Benefits	—	67,000	—
James J. Unger	Pension Plan(2)	26	979,000	—
James J. Unger	Executive Survivor Insurance Plan(3)	—	—	—
James A. Cowan(1)	Executive Survivor Insurance Plan(3)	—	—	—
William P. Benac(1)	Executive Survivor Insurance Plan(3)	—	—	—
Alan C. Lullman	Executive Survivor Insurance Plan(3)	—	—	—
Alan C. Lullman	Pension Plan (2)	24	320,000	—

(1)	Messrs. Cowan and Benac do not have accrued pension benefits.

(2)	Messrs. Unger and Lullman are eligible for benefits under a pension plan, the benefits of which are to be funded by ACF Industries LLC as described below.

(3)	The Executive Survivor Insurance Plan only requires one year of continuous service and pays certain benefits upon death of an active or retired participant. Benefits only would be paid upon death of executive.

Pension Plan.  Funding of the benefits for the pension plan described here is the responsibility of ACF Industries LLC. Mr. Unger and Mr. Lullman are entitled to pension benefits under the Employees’ Retirement Plan of ACF Industries LLC. Each executive’s benefit under the retirement plan is based on 2.25% of average annual compensation for each year of service after April 30, 1981; plus the highest of the executive’s annual compensation for five consecutive years of employment prior to May 1, 1981 that results in the highest such average multiplied by number of years of service completed prior to May 1, 1981; plus a fixed dollar amount. This fixed dollar amount is $12,800 for Mr. Unger and $6,108 for Mr. Lullman. For purposes of this plan, years of service include years of service with both ACF and us. This total is then reduced by an amount equal to 0.5% of the executive’s final average compensation multiplied by the number of years of service up to 35. The benefits under this plan were frozen effective as of March 31, 2004. As a result, no additional benefits are accruing under this plan. The benefits under the ACF retirement plan are generally paid monthly for the life of the executive, following retirement in the form of a joint and survivor annuity. As most recently determined by the actuaries for the retirement plan, based on current years of service with us and ACF, the estimated annual pension commencing at age 65 for each of the named executives is as follows: Mr. Unger: $99,663 and Mr. Lullman: $49,140. These named executives are fully vested in their retirement plan benefits.

We entered into an agreement, effective December 1, 2005, with ACF for allocating the assets and liabilities of the pension benefit plans retained by ACF in the 1994 ACF asset transfer (as defined below under “— Supplemental Executive Retirement Plan”) in which some of our employees were participants, which relieved us of our further employee benefit reimbursement obligations to ACF under the 1994 ACF asset transfer agreement. The principal employee benefit plans affected by this arrangement are two ACF sponsored pension plans, known as the ACF Employee Retirement Plan and the ACF Shippers Car Line Pension Plan, and certain ACF sponsored retiree medical and retiree life insurance plans. Under the arrangement, in exchange for our payment to ACF of approximately $9.2 million and us becoming the sponsoring employer under the ACF Shippers Car Line Pension Plan, including the assumption of all obligations for our and ACF’s employees under that plan, we ceased to be a participating employer under the ACF Employee Retirement Plan and were relieved of all further reimbursement and funding obligations, including for our employees, under that plan. The payment of approximately $9.2 million, which was made by us to ACF, represents our and ACF’s estimate of the payment required to be made by us to achieve an appropriate allocation of the assets and liabilities of the benefit plans accrued after the 1994 ACF asset transfer, with respect to each of our and ACF’s employees in connection with the two plans. This allocation was determined in accordance with the actuarial calculations that would be required to be used by us and ACF in allocating plan assets and liabilities at such time as we cease to be a member of ACF’s controlled group.

Executive Survivor Insurance Plan.  We provide an executive survivor insurance plan for certain of our salaried employees, including the named executive officers. This plan provides life insurance benefits to the qualified spouse of a named executive officer upon his death during his employment or following retirement at or after age 55. We have purchased a group term life insurance policy to off-set the cost of providing this benefit. Benefits payable under this plan are separate from any benefit payable under our retirement plans. If the named executive officer retires and dies after attaining age 55, then his qualified spouse is entitled to a monthly benefit equal to what would have been payable under our retirement plan if the named executive officer had retired with a 50% joint and survivor benefit. If the named executive officer dies while actively employed and before attaining age 55, then his qualified spouse is entitled to a monthly benefit equal to 20% of the named executive officer’s salary, reduced by any amount payable under the survivor provisions of our retirement plan. If the named executive officer dies while actively employed and on or after attaining age 55, then his qualified spouse is entitled to a benefit equal to the greater of (a) the benefit described in the preceding sentence (for death while employed and not yet 55) and (b) the amount determined as if the named executive officer had retired on the first day of the month coincident with or next following the date of death. In no event may the amounts paid under this plan exceed $6,500 per month. We have reserved the right to amend, modify or terminate this plan.

Postretirement Obligations.  We also provide postretirement health and life insurance benefits for certain of our salaried employees. Our named executive officers may become eligible for these benefits if they retire after attaining specified age and service requirements. Benefits received under this plan include health coverage and life insurance coverage.

NON-QUALIFIED DEFERRED COMPENSATION TABLE

	Executive	Registrant		Aggregate/	Aggregate
	Contributions in	Contributions in	Aggregate Earnings	Withdrawals/	Balance
	Last FY	Last FY	in Last FY	Distributions	at Last FY
Name	($)	($)	($)	($)	($)(1)

James J. Unger	—	—	—	—	1,049,000

(1)	Represents the present value of the accrued benefit as of December 31, 2006.

Supplemental Executive Retirement Plan.  Mr. Unger is entitled to benefits from a supplemental executive retirement plan, or SERP. The SERP benefit is generally equal to the benefit that would be provided under the Employees’ Retirement Plan of ACF Industries LLC, if certain Internal Revenue Code limits and exclusions from compensation under the retirement plan did not apply, less the actual benefit payable under the ACF retirement plan. ACF is responsible for payment of that portion of Mr. Unger’s SERP benefit related to service with ACF prior to our acquisition, in 1994, of properties and assets used in ACF’s railcar components manufacturing business and its railcar servicing business at specified locations, and certain intellectual property rights associated with the transferred assets and businesses, as well as specified assets used in the manufacture and sale of industrial size mixing bowls (the “1994 ACF asset transfer”). We are responsible for payment of that portion of the benefit related to service with us after the 1994 ACF asset transfer. The SERP benefits were frozen effective as of March 31, 2004. As a result, no further benefits are accruing under the SERP. These benefits are generally paid at the same time and in the same form as the participant’s benefit under the retirement plan.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE OF CONTROL

We describe the triggering events that may result in payments of compensation and other benefits to each of our named executive officers upon termination or upon a change of control under “—Employment Agreements” above. The table below quantifies the payments, other than accrued liabilities and benefits described above, that would have been payable to our named executive officers if they had been terminated on December 31, 2006. We did not have an employment agreement with Mr. Lullman until March 26, 2007, which was effective as of January 1, 2007.

	Termination
Executive	Payment (1)

James J. Unger	$23,014	(2)
James A. Cowan	$600,000	(3)
William P. Benac	$700,000	(4)

(1)	Upon a termination that would give rise to termination payments as described in the footnotes below, the executives would also be entitled to receive bonuses, if any, that are then earned and unpaid. For 2006, we awarded bonuses under our target bonus plan of $210,000, $150,000 and $150,000 to each of Messrs. Unger, Cowan and Benac, respectively. These bonuses were determined by our compensation committee in February 2007. The compensation committee retains sole discretion over all matters relating to such bonus payments, including, without limitation, the decision to pay any bonuses, the amount of each bonus, if any, the ability to increase or decrease any bonus payment and make changes to any performance measures or targets, and discretion over the payment of partial awards in the event of employment termination.

(2)	This amount represents a continuation of base salary of $23,014 through the end of Mr. Unger’s then-applicable employment term (January 24, 2007), pursuant to the terms of his employment agreement, payable upon termination without “cause” or resignation for “good reason,” as each such term is defined in Mr. Unger’s employment agreement. On January 17, 2007, our Board of Directors extended the term of Mr. Unger’s employment agreement for another year, through January 24, 2008.

(3)	This amount includes a continuation of base salary of $300,000 per year through the end of Mr. Cowan’s employment term (December 31, 2008), payable upon termination without “cause,” as such term is defined in Mr. Cowan’s employment agreement.

(4)	This amount includes (i) the one-time special bonus of $500,000 payable to Mr. Benac on or before April 22, 2007 upon termination without “cause” or for “good reason,” or upon a “change of control,” as each such term is defined in Mr. Benac’s employment agreement, and (ii) a severance payment of $200,000 payable upon termination other than for “cause,” death or disability, or for “good reason,” as each such term is defined in Mr. Benac’s employment agreement.

DIRECTOR COMPENSATION TABLE

Each director is entitled to reimbursement for out-of-pocket expenses incurred for each meeting of the full board or a committee of the board attended. The annual compensation for our independent directors is $30,000. In addition, each independent director is entitled to receive $1,000 for each board or committee meeting attended and an annual stipend of $5,000 if he is a chairperson of a committee. Non-independent members of our board of directors and directors affiliated with Mr. Carl Icahn are not paid any compensation for serving on our board of directors. The following table discloses the fees earned by or paid to our directors in 2006.

	Fees Earned or Paid in Cash	Total
Name	($)	($)

James C. Pontious	47,000	47,000
James M. Laisure	47,000	47,000

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

The following table discloses the securities authorized for issuance under the Company’s equity compensation plans as of December 31, 2006.

Number of Securities
Remaining Available
	Number of Securities	Weighted-Average	for Future Issuance
	to be Issued	Exercise Price of	under Equity
	upon Exercise of	Outstanding	Compensation Plans
	Outstanding Options,	Options, Warrants	(Excluding Securities
	Warrants and Rights	and Rights	Reflected in Column(a))
Plan Category	(a)	(b)	(c)

Equity compensation plans approved by security holders	559,876	$22.97	440,124
Equity compensation plans not approved by security holders	—	—	—
Total	559,876	$22.97	440,124	(1)

(1)	As of March 26, 2007, 440,124 shares of our Common Stock remain available for issuance under our 2005 Equity Incentive Plan, as amended.

TRANSACTIONS WITH RELATED PERSONS

Other than the transactions described below, for the last fiscal year there has not been, nor is there currently proposed, any “transaction,” as defined by the SEC:

•	to which we are or will be a participant

•	in which the amount involved exceeded or will exceed $120,000; and

•	in which any “related person,” as defined by the SEC, had or will have a direct or indirect material interest.

We believe that each of the transactions described below is on terms no less favorable to us than could have been obtained from unaffiliated third parties. Although we do not have a separate conflicts policy, we intend to comply with Delaware law with respect to transactions involving potential conflicts. Delaware law requires that all transactions between us and any director or executive officer are subject to full disclosure and approval of the majority of the disinterested members of our board of directors, approval of the majority of our stockholders or the determination that the contract or transaction is intrinsically fair to us.

TRANSACTIONS WITH CARL C. ICAHN AND ENTITIES AFFILIATED WITH CARL C. ICAHN

Overview

Our company was formed in 1988 as a company beneficially owned by Mr. Carl Icahn. Mr. Carl Icahn is our principal beneficial stockholder and is the chairman of our board of directors. We grew our company through the transfer of certain assets to us from ACF Industries, Incorporated (now known as ACF Industries, LLC) (“ACF”), a company also beneficially owned by Mr. Carl Icahn. Since our formation, we have entered into agreements relating to the acquisition of assets from and disposition of assets to entities controlled by Mr. Carl Icahn, the provision of goods and services to us by entities controlled by Mr. Carl Icahn, the provision of goods and services by us to entities affiliated with Mr. Carl Icahn and other matters involving entities controlled by Mr. Carl Icahn. We have received substantial benefit from these agreements and we expect that in the future we will continue to conduct business with entities affiliated with or controlled by Mr. Carl Icahn. In addition, we receive other benefits from our affiliation with Mr. Carl Icahn and companies controlled by Mr. Carl Icahn, such as sales support and our participation in buying groups and other arrangements with entities controlled by Mr. Carl Icahn. Until our initial public offering in January 2006, most of our capital needs had been provided by entities controlled by Mr. Carl Icahn. Lease sales agents of American Railcar Leasing LLC (“ARL”), a company beneficially owned by Mr. Carl Icahn, and ACF, in connection with their own leasing sales activities, have, from time to time, referred their customers or contacts to us that prefer to purchase rather than lease railcars, which has, in some cases, led to us selling railcars to these customers or contacts. There is no formal arrangement under which these referrals are provided and we do not compensate ARL, ACF or any of their leasing sales agents for any railcar sales that we make as a result of these referrals. As an accommodation to some of their customers and contacts that they referred to us, ARL and ACF from time to time have accepted orders to purchase our railcars and then assigned those orders to us. ARL and ACF have discontinued accepting orders to sell railcars on our behalf.

We describe below the material arrangements and other relationships that we are, or have been, a party to with Mr. Carl Icahn and entities affiliated with Mr. Carl Icahn since January 1, 2006. As noted below, some of these arrangements and relationships were terminated prior to or in connection with our initial public offering of our Common Stock (the “initial public offering”). All of the arrangements and relationships described below that are required to be disclosed pursuant to Item 404 of Regulation S-K and that took effect since our January 2006 initial public offering and our admission to Nasdaq have been approved by the independent members of our audit committee, in accordance with applicable listing standards of Nasdaq and our audit committee charter.

Application of the net proceeds of our initial public offering

Our initial public offering in January 2006 resulted in gross proceeds to us of $205.3 million. Expenses related to the offering were $14.7 million for underwriting discounts and commissions. We received net proceeds of $192.0 million in the offering. Application of these net proceeds included payments to affiliates of Mr. Carl Icahn of $20.5 million for repayment of notes and $93.9 million for the redemption of our outstanding shares of preferred stock. In addition, our Chief Executive Officer and his wife held $0.4 million of the industrial revenue bonds that we repaid in connection with our initial public offering. These transactions are described in more detail below.

Redemption of new preferred stock

Prior to the closing of our initial public offering, all of our new preferred stock was held by entities beneficially owned and controlled by Mr. Carl Icahn. At the closing of our initial public offering, we redeemed each then outstanding share of new preferred stock for an amount equal to the liquidation preference of each share of new preferred stock, which was $1,000 per share, plus all accumulated and unpaid dividends on each share of new preferred stock through the date of the redemption. The aggregate amount we paid to redeem all of the shares of our new preferred stock, including all accumulated and unpaid dividends due on our new preferred stock, was $93.9 million.

Redemption of mandatorily redeemable preferred stock

In anticipation of our initial public offering, and prior to our reincorporation from Missouri to Delaware, we redeemed our one outstanding share of mandatorily redeemable preferred stock, which was held by Mr. Carl Icahn. The aggregate amount we paid to Mr. Carl Icahn to redeem our one share of mandatorily redeemable preferred stock including all accumulated and unpaid dividends due on that share, was $1,805.

TRANSACTIONS WITH ACF INDUSTRIES LLC AND AMERICAN RAILCAR LEASING LLC

Overview

We have entered into a variety of agreements and transactions with ACF Industries LLC (which we refer to, along with its predecessor, ACF Industries, Inc., as ACF), American Railcar Leasing LLC (which we refer to as ARL) and certain other parties related to these companies. These transactions and agreements are described in further detail below. During the periods discussed, ACF and ARL were beneficially owned and controlled by Mr. Carl Icahn, and they continue to be so owned and controlled.

On October 1, 1994, under an asset transfer agreement with ACF, we acquired from ACF properties and assets used in its railcar components manufacturing business and its railcar servicing business at specified locations, and certain intellectual property rights associated with the transferred assets and businesses, as well as specified assets used in the manufacture and sale of industrial size mixing bowls. We refer to this transaction as the 1994 ACF asset transfer.

In 2004, ACF and its subsidiaries, through a series of transactions, transferred some of the railcar fleets that they then owned and held primarily for lease to third parties, to ARL and its subsidiaries. At the time, we owned all the common interests of ARL. As of June 30, 2005, we transferred our entire interest in ARL in exchange for the redemption of shares of our new preferred stock, in a transaction we refer to as the ARL exchange. All of our shares of new preferred stock were then owned by entities beneficially owned and controlled by Mr. Carl Icahn. In connection with our initial public offering, we redeemed all of our shares of new preferred stock, as discussed above.

Manufacturing operations

We sell railcars and railcar components to ARL and its subsidiaries and we sell railcar components to ACF and its subsidiaries. We believe that since ARL’s formation in 2004, we have been the only supplier of railcars to ARL, although ARL is not precluded from purchasing railcars from others. In 2006, our revenues from manufacturing operations included $50.0 million from transactions with affiliates. Most of these revenues were attributable to railcars and railcar components that we sold to ARL, ACF and their respective subsidiaries. As of December 31, 2006, our backlog included $384.7 million for railcar orders by ARL. These orders are on substantially the same terms as we provide to our other customers.

ACF has also been a significant supplier of components for our business. Components supplied to us by ACF include tank railcar heads, wheel sets and various structural components. In the year ended December 31, 2006, we purchased inventory of $81.5 million from ACF.

During 2003 and 2004, Castings LLC, a joint venture partner in Ohio Castings Company, LLC (“Ohio Castings”), was a wholly owned subsidiary of ACF Industries Holding Corp., an indirect parent of ACF that is beneficially owned and controlled by Mr. Carl Icahn. Effective January 1, 2005, we acquired Castings LLC from ACF Industries Holding Corp. as described under “— Certain transactions involving Ohio Castings.” Our cost of railcar manufacturing for the year ended December 31, 2006 included $37.1 million in products produced by Ohio

Castings. Expenses of $0.1 million paid to Castings LLC under a supply agreement are also included in the cost of railcar manufacturing for the year ended December 31, 2006. Inventory at December 31, 2006 includes approximately $4.1 million of purchases from Ohio Castings. Approximately $0.1 million of costs were eliminated at December 31, 2006 as it represented profit from a related party for inventory still on hand. In September 2003, Castings LLC loaned Ohio Castings $3.0 million under a promissory note, which was due in January 2004. The note was renegotiated for $2.2 million and bears interest at 4.0%. Payments are made in quarterly installments with the last payment due in November 2008. As of December 31, 2006, $1.5 million was outstanding under this note.

Railcar services

We have provided railcar repair and maintenance services and fleet management services to ACF and ARL and we continue to provide these services to ARL. As of December 31, 2006, we managed approximately 21,000 railcars for ARL, and we also provide repair and maintenance services for these railcars. In the year ended December 31, 2006, our revenues from railcar repair and refurbishment and fleet management services included $18.9 million from transactions with affiliates. Almost all of these revenues were attributable to services we provided to ARL, ACF and their subsidiaries.

Administrative and other support expenses

During the last fiscal year, ARL provided us outsourced services related to our information technology needs as well as other administrative and support services. We incurred $1.6 million in 2006 in connection with these arrangements. We have also subleased our headquarters facility, which is located in St. Charles, Missouri, from affiliates. The St. Charles headquarters property is owned by an affiliate of James Unger, our Chief Executive Officer. In 2006, our total expenses for all leasing arrangements included $4.1 million of rent and $0.5 million of expenses related to rent expense for our sublease from ARL of our headquarters facility space.

Amounts due to and from affiliates

As of December 31, 2006, amounts due to affiliates were $1.7 million, representing accounts payable to ACF. As of December 31, 2006, amounts due from affiliates were $9.6 million, representing receivables from ACF, Ohio Castings and ARL.

CERTAIN TRANSACTIONS INVOLVING ACF INDUSTRIES LLC

1994 ACF Asset Transfer

On October 1, 1994, under an asset transfer agreement with ACF, we acquired properties and assets used in ACF’s railcar components manufacturing business and its railcar servicing business at specified locations, and certain intellectual property rights associated with the transferred assets and businesses, as well as specified assets used in the manufacture and sale of industrial size mixing bowls. We refer to this transaction as the 1994 ACF asset transfer. The properties covered by this agreement included the following:

Component Manufacturing
Repair Plants	Plant and Warehouse	Mobile Units

Bude, Mississippi	Jackson, Missouri	Addis, Louisiana
Milton, Pennsylvania		Convent, Louisiana
Tennille, Georgia		Ingleside, Texas
North Kansas City, Missouri		Deer Park, Texas
Longview, Texas		Taft, Louisiana

Pursuant to the 1994 ACF asset transfer, ACF retained and agreed to indemnify us for certain liabilities and obligations relating to ACF’s conduct of business and ownership of the assets at these locations prior to their transfer to us, including liabilities relating to employee benefit plans, subject to exceptions for transferred employees described below, workers compensation, environmental contamination and third-party litigation. As part of the 1994 ACF asset transfer, we agreed that the ACF employees transferred to us would continue to be permitted to participate in ACF’s employee benefit plans for so long as we remained a part of ACF’s controlled group, and we further agreed to assume the ongoing expense for such employees’ continued participation in those plans. In the event that we cease to be a member of ACF’s controlled group, ACF was required to terminate the further accrual of benefits by our transferred employees under its benefit plans, and we and ACF were required to cooperate to achieve an allocation of the assets and liabilities of the benefits plans accrued after the 1994 ACF asset transfer with respect to each of our and ACF’s employees as we and ACF deemed appropriate. In anticipation of our no longer being a part of ACF’s controlled group and the completion of our initial public offering, we entered into a retirement benefit separation agreement, effective December 1, 2005, with ACF for allocating the assets and liabilities of the pension benefit plans retained by ACF in the 1994 ACF asset transfer in which some of our employees were participants, and which has relieved us of our further employee benefit reimbursement obligations to ACF under the 1994 ACF asset transfer agreement. See Note 14 to our Consolidated Financial Statements. As of December 31, 2005, it was estimated that the total remaining retained liabilities of ACF under the asset transfer agreement were $0.3 million, which is related to environmental and retirement liabilities.

Also in connection with the 1994 ACF asset transfer, we entered into several administrative and operating agreements with ACF, effective as of October 1, 1994. Those agreements, which remained in effect as of January 1, 2006, are described below.

Manufacturing Services Agreement.  Under the manufacturing services agreement, ACF has agreed to manufacture and, upon our instruction, to distribute various railcar components and industrial size mixing bowls, using assets that we acquired pursuant to the 1994 ACF asset transfer, but were retained by ACF at its Milton, Pennsylvania and Huntington, West Virginia manufacturing facilities. This equipment included presses and related equipment that were impracticable to move to our premises. ACF transferred its Milton, Pennsylvania repair facility, but not its Milton, Pennsylvania manufacturing facility, to us under the 1994 asset transfer. Under our manufacturing services agreement, ACF is required to maintain and insure the equipment during the term of the manufacturing services agreement and is permitted to use the equipment for its own purposes in the ordinary course of business, provided that it does not interfere with ACF’s timely performance of the manufacturing services under this agreement. Upon termination of the agreement, ACF is required, at our expense, to remove and deliver the equipment to any site designated by us in the continental U.S. As payment for these services, we agreed to pay ACF its direct costs, including the cost of all raw materials not supplied by us, and a reasonable allocation of overhead expenses attributable to the services, including the cost of maintaining employees to provide the services. We believe that payments to ACF under this arrangement are comparable to the cost we would have paid to an independent third party to manufacture such components. This agreement automatically renews on an annual basis unless we provide six months prior written notice of termination. There is no right of termination for ACF under this agreement.

License Agreement from ACF.  Under a license agreement with ACF, ACF granted us a non-exclusive, perpetual, royalty-free license to the patents and other intellectual property owned by it, which could be used by us in the conduct of our business, but did not exclusively relate to our business, including the 12 patents and one patent application, now issued as a patent, listed in that agreement. Of these patents, ten patents have expired and the remaining three patents have expiration dates ranging from 2012 to 2013. These remaining patents primarily relate to pneumatic outlets and railcar hopper gaskets. Under this agreement, we could not use the licensed patents for the production of railcar components for third parties without the consent of ACF. In 1997, ACF transferred the patents covered by this license to us. This license is not assignable by either party, without the prior consent of the other, except in connection with the sale of substantially all of either party’s business.

License Agreement to ACF.  Under a license agreement with ACF, we granted ACF a non-exclusive, perpetual, royalty-free license to the intellectual property exclusively relating to our business that was transferred to us in the 1994 asset transfer. There are no restrictions on ACF’s use of the information licensed under this agreement. This license is not assignable by either party, without the prior consent of the other, except in connection with the sale of substantially all of either party’s business.

2005 Consulting Agreements

On April 1, 2005, we entered into two business consultation agreements with ACF, whereby each of us has agreed to provide services to the other. ACF has agreed to assist us in labor litigation, labor relations support and consultation, and labor contract interpretation and negotiation. In 2006, we required the services of at least one ACF employee for no more than 20 hours a week under this agreement. We pay $150 per hour for these services. We have agreed to provide ACF with engineering consultation and advice. In 2006, ACF required the services of at least one of our employees for no more than 20 hours a week under this agreement. ACF is required to pay $150 per hour for these services. We do not believe that either party will be required to pay more than $120,000 per year under either of these agreements. These agreements remain in effect through March 2015, subject to the right of either party to terminate the agreement on 30 days notice.

Guarantees of Indebtedness by ACF

In 1999, we entered into a master equipment lease agreement with CIT that was guaranteed by ACF. This lease relates to equipment that we use to manufacture railcars and railcar components at our Paragould, Marmaduke, Jackson and Kennett facilities. The interest rate on the lease is LIBOR plus 2.75% (7.0% at December 31, 2005). As of December 31, 2005, a balance of $6.7 million was outstanding under this lease, including amounts subject to our purchase option at the expiration of the lease term. On January 31, 2006, we exercised an option to purchase all equipment under this equipment lease. The lease allowed for the purchase of all the equipment at estimated fair value. We paid $5.8 million to purchase the lease equipment.

Raw Material and Other Product Purchase Agreements

We, together with ACF, have entered into agreements for the purchase of products by each of us, including steel and gas. Under these agreements, we and ACF are entitled to favorable pricing based upon the aggregate amount of our purchases. We allocate the benefits under these purchase agreements proportionally based upon the amount of products that each of us purchases during the applicable period.

Inventory Storage Agreements

On July 17, 2006 and on October 20, 2006, we entered into inventory storage agreements with ACF to store designated inventory that we had purchased under our manufacturing services agreement with ACF, described above, at ACF’s Huntington facility. Under these agreements, ACF holds the inventory at its facility in segregated locations until such time that the inventory is shipped to us.

Wheel Set Component And Finished Wheel Set Storage Agreement

On November 13, 2006, we entered into a wheel set component and finished wheel set storage agreement with ACF. This agreement provides that we would procure, purchase and own the raw material components for wheel sets that are used by ACF to assemble wheel sets for us under our manufacturing services agreement with ACF, described above. Under the wheel set component and finished wheel set storage agreement, we continue to pay ACF for its services under the manufacturing services agreement, specifically labor and overhead, in assembling the wheel sets.

CERTAIN TRANSACTIONS INVOLVING AMERICAN RAILCAR LEASING LLC

Agreements Relating to ARL and its Subsidiaries

ARL is a railcar leasing company controlled by Mr. Carl Icahn, our principal beneficial stockholder and the chairman of our board of directors. We have entered into agreements with ARL from time to time, including the following agreements that were effective during 2006.

ARL Sales Contracts.  On March 31, 2006, we entered into an agreement with ARL for us to manufacture and ARL to purchase 1,000 tank railcars in 2007. We have in the past manufactured and sold railcars to ARL on a purchase order basis. When we entered into this agreement, we planned to produce these tank railcars with new manufacturing capacity that we expected to have available beginning in January 2007. The agreement also included options for ARL to purchase up to 300 covered hopper railcars in 2007, should additional capacity become available and not be called for by other rights of first refusal, and 1,000 tank railcars and 400 covered hopper railcars in 2008. On September 25, 2006, ARL exercised its options to purchase 1,000 tank railcars and 400 covered hopper railcars in 2008. Similar to other customers, last year’s storm damage at Marmaduke and resulting temporary plant shutdown delayed our delivery of the railcars that ARL ordered.

On September 25, 2006, we entered into an agreement with ARL for us to manufacture and ARL to purchase 500 tank railcars in both 2008 and 2009.

ARL Railcar Servicing Agreement.  On April 1, 2005, we entered into a railcar servicing agreement with ARL. Under this agreement, we provide ARL with railcar repair and maintenance services, fleet management services, and consulting services on safety and environmental matters for railcars owned or managed by ARL and leased or held for lease by ARL. Under the agreement with ARL, ARL is required to pay us a monthly fee, based upon the number of railcars covered, plus a charge for labor, components and materials. For materials and components we manufacture, ARL pays us our current market price, and for materials and components we purchase, ARL pays us our purchasing costs plus 15%. For painting, lining and cleaning services, ARL pays the then current market rate. For other labor costs, ARL pays us a fixed hourly fee. We have further agreed that the charges for our services will be on at least as favorable terms as our terms with any other party for similar purposes. This agreement extends through June 30, 2006, and is automatically renewable for additional one year periods unless either party gives at least six months prior notice of termination or otherwise upon mutual agreement by the parties. Under the terms of the railcar servicing agreement, if we elect to terminate the agreement, we must pay a termination fee of $0.5 million.

ARL Services Agreement.  On April 1, 2005, we entered into a services agreement with ARL. Under this agreement, ARL has agreed to provide us certain information technology services, rent and building services and limited administrative services. The rent and building services includes our use of our headquarters space, which is leased by ARL from an affiliate of James J. Unger, our President and Chief Executive Officer. See “Certain transactions involving James J. Unger.” Also under this agreement, we have agreed to provide purchasing and engineering services to ARL. Each party is required to pay the other a fixed annual fee for each of the listed services under this agreement. The total annual fees that we are required to pay ARL for all services that ARL is providing us under this agreement is $2.2 million, and the total annual fees that ARL is required to pay us for all services that we are providing ARL under this agreement is $0.2 million. The annual fees under our services agreements with ARI and ARL were determined in the following manner: first, we allocated for the cost of each department of ARL providing services to us; second, we calculated these costs based on the number of employees providing these services and the attendant cost associated with them; third, we applied the same formula to value the services we provided to ARL; and finally, we calculated the fee allocations relating to rent and building services using an agreed upon percentage of space utilized and headcount between the two companies. Either party may terminate any of these services, and the associated costs for those services, on at least six months prior notice at any time prior to the termination of the agreement on December 31, 2007, or otherwise upon mutual agreement of the parties.

Other than the rent and building services provided to us by ARL, all of these services were terminated pursuant to a services separation agreement we entered into with ARL on March 30, 2007, which was effective as of January 1, 2007. Under this services separation agreement, ARL and we agreed to restructure the leasing arrangements that relate to the rent and building services described above, and that the rent and building services shall be terminated upon the effectiveness of such restructuring.

ARL Trademark License Agreement.  Effective June 30, 2005, we entered into a trademark license agreement with ARL. Under this agreement, for an annual fee of $1,000, we have granted a nonexclusive, perpetual, worldwide license to ARL to use our common law trademarks “American Railcar” and the “diamond shape” of our ARI logo. ARL may only use the licensed trademarks in connection with the railcar leasing business.

CERTAIN TRANSACTIONS INVOLVING OHIO CASTINGS

In February 2003, Castings LLC, a wholly owned subsidiary of ACF Industries Holding Corp., a company beneficially owned and controlled by Mr. Carl Icahn, acquired a one-third ownership interest in Ohio Castings Company, LLC, a joint venture with affiliates of two established railcar industry companies, Amsted Industries, Inc. and The Greenbrier Companies, Inc. Ohio Castings operates a foundry that produces heavy castings. Effective as of January 1, 2005, ACF Industries Holding Corp. transferred its interest in Castings LLC to us for total consideration of $12.0 million, represented by a promissory note bearing an interest rate equal to the prime rate plus 0.5%, payable on demand. In connection with this transfer, we agreed to assume certain, and indemnify all liabilities related to and arising from ACF Industries Holding Corp.’s investment in Castings LLC, including the guarantee of Castings LLC’s obligations to Ohio Castings, the guarantee of bonds in the amount of $10.0 million issued by the State of Ohio to one of Ohio Castings’ subsidiaries, of which $6.1 million was outstanding as of December 31, 2006, and the guarantee of a $2.0 million state loan that provides for purchases of capital equipment, of which $1.6 million was outstanding as of December 31, 2006. The two other partners of Ohio Castings have made similar guarantees of these obligations.

We have entered into supply agreements with one of our Ohio Castings joint venture partners, to purchase up to 33% of the products produced at the foundry being operated by Ohio Castings. Our purchases and payments relating to these purchases and fees are set forth above under “— Certain transactions with ACF Industries LLC and American Railcar Leasing LLC — Manufacturing operations.”

CERTAIN TRANSACTIONS INVOLVING CARL C. ICAHN AND OTHER RELATED ENTITIES

Contribution Following 2006 Storm Damage

Effective April 10, 2006, Mr. Carl Icahn contributed approximately $275,000 of personal funds donated to us to pay the weekly payroll and fringe benefits of all of our employees working at our Marmaduke, Arkansas complex. This contribution followed the tornado and storm damage that caused us temporarily to halt operations at this complex and covered the period of time before our insurance provided funds for us to continue to pay full wages and benefits to all such employees.

Arnos Corp. Note Payable

In December 2004, we borrowed $7.0 million from Arnos Corp., a company beneficially owned and controlled by Mr. Carl Icahn, under a promissory note. The note bore interest at the prime rate plus 1.75% (9.0% at December 31, 2005) and was payable on demand. We used a portion of the net proceeds of our January 2006 initial public offering to repay this loan in full.

Transactions with Vegas Financial Corp.

In July 2004, Vegas Financial Corp. converted all of its PIK preferred stock, consisting of 95,517.04 shares of our mandatorily redeemable payment-in-kind preferred stock, known as PIK preferred stock, representing all of the shares of PIK preferred stock outstanding, into 96,171 shares of our new preferred stock. In addition, Vegas Financial Corp. simultaneously purchased an additional 67,500 shares of new preferred stock for $67.5 million. We used a portion of the net proceeds of our January 2006 initial public offering to, among other things, redeem all of the outstanding shares and pay all accumulated dividends on our new preferred stock, including those held by Vegas Financial Corp., a company beneficially owned and controlled by Mr. Carl Icahn. As a result, Vegas Financial Corp. received $89.2 million of the net proceeds of our initial public offering. See “— Transactions with Carl C. Icahn and entities affiliated with Carl C. Icahn — Redemption of new preferred stock.”

Transactions with Philip Environmental Services Corp.

We engaged Philip Environmental Services Corp., an environmental consulting company beneficially owned and controlled by Mr. Carl Icahn, to provide environmental consulting services to us. In the year ended

December 31, 2006 we incurred $0.1 million of expenses associated with that engagement. We have continued to use Philip Environmental Services Corp. to assist us in our environmental compliance.

CERTAIN TRANSACTIONS INVOLVING JAMES J. UNGER

Facilities Leasing Arrangements

Our headquarters facilities and our Corbitt manufacturing facilities in St. Charles, Missouri are owned by St. Charles Properties, an entity controlled by James J. Unger, our President and Chief Executive Officer. Under two leases dated May 1, 1995 and March 1, 2001, St. Charles Properties leased these facilities to ACF. We reimbursed ACF for our proportionate share of the cost of renting these facilities through April 1, 2005. On that date, ACF assigned the March 1, 2001 lease, covering our Corbitt manufacturing facilities, to us and the May 1, 1995 lease, covering our and ARL’s headquarters facility, to ARL. We continue to maintain our headquarters in the space that has been leased to ARL. Under our services agreement with ARL, we pay ARL $0.5 million per year, which represents the estimate of our proportionate share of ARL’s costs for the space that we use under the lease, including rent and building services. The terms of the underlying leases are as follows.

Under the terms of the lease agreement assigned to ARL, ARL has leased approximately 78,000 square feet of office space. The lease expires on December 31, 2010. Rent is payable monthly in the amount of $25,000. Under the terms of the lease, ARL pays one-tenth of the property tax and insurance expenses levied upon the property. In addition, ARL must pay 17% and 54% of any increase in taxes and property insurances costs, respectively. ARL is also required to repair and maintain the facility at its costs and expense. We use approximately 80% of the office space leased by ARL under this agreement. We are currently in discussions to enter into a direct lease for this facility.

Under the terms of the lease agreement assigned to us, we occupy approximately 128,000 square feet of space, which we use for our Corbitt manufacturing facility. The lease expires on February 28, 2011 with an option to renew the lease for one successive five-year term. Rent is payable monthly in the amount of $29,763. The maximum monthly rent for the renewal period is $32,442 per month. We are required to pay 27% of all tax increases assessed or levied upon the property and the cost of the utilities we use, as well as repair and maintain the facility at our expense.

In 2006, we incurred $0.8 million of costs to affiliates under these two leasing arrangements.

Industrial Revenue Bonds

Mr. Unger and his wife owned $0.4 million of the industrial revenue bonds issued by Paragould, Arkansas. Mr. Unger and his wife purchased these bonds at the time of their original issuance on the same terms that all non-affiliated entities purchased the bonds. We used the net proceeds of our January 2006 initial public offering to repay in full the amounts due under all of our industrial revenue bonds. Mr. Unger and his wife received approximately $0.4 million upon our repayment of the amounts due under the industrial revenue bonds.

Registration Rights

We entered into a registration rights agreement, effective upon the completion of our initial public offering, with certain of our existing stockholders. The stockholders that are party to the new registration rights agreement will have the right to require us, subject to certain terms and conditions, to register their shares of our Common Stock under the Securities Act at any time following expiration of the lock-up period applicable to them. These stockholders collectively will have an aggregate of five demand registration rights, three of which relate solely to registration on a short-form registration statement, such as a Form S-3. In addition, if we propose to register any additional shares of our capital stock under the Securities Act, these stockholders will be entitled to customary “piggyback” registration rights, which will entitle them to include their shares of Common Stock in a registration of our securities for sale by us or by other security holders. In addition, in our letter agreement with James Unger, we agreed to use commercially reasonable efforts to file a registration statement on Form S-8 with the SEC to cover the registration of 114,286 shares of our Common Stock. We filed this registration statement on August 16, 2006. We have agreed to include the balance of Mr. Unger’s shares in any registration statement we file on behalf of Mr. Carl Icahn with regard to the registration for sale of our shares held by Mr. Carl Icahn, provided the contractual restrictions and applicable lock-up period of Mr. Unger’s shares have lapsed. The registration rights granted under the registration rights agreement and Mr. Unger’s letter agreement are subject to customary exceptions and qualifications and compliance with certain registration procedures. Approximately 11.4 million shares of our Common Stock are entitled to the benefits of these registration rights.

Shares Purchased By Certain Related Persons In Our Initial Public Offering

The underwriters reserved up to 5% of the shares of our Common Stock for sale in our initial public offering for purchase by certain related parties through a directed share program. In connection with the directed share program, the following related persons, as that term is defined by the SEC, purchased shares of our common stock at a purchase price of $21.00 per share, the value of our common stock at the time of our initial public offering, with a value in excess of $120,000:

		Shares	Purchase
Related Person	Relationship	Acquired	Price

James J. Unger	President, Chief Executive Officer and Director	23,800	$499,800
Steven J. Unger	Son of James J. Unger	47,600	$999,600
Michael Schoedel	Son-in-law of James J. Unger	47,600	$999,600
Unger Family Limited Partnership	Shares owned by the Unger Family Limited Partnership are indirectly owned by James J. Unger	23,800	$499,800
James A. Cowan	Executive Vice President and Chief Operating Officer	9,500	$199,500
Gail Golden	Wife of Carl C. Icahn, the Chairman of the Board, and stepmother of Brett Icahn, Director	23,800	$499,800

REVIEW, APPROVAL OR RATIFICATION OF TRANSACTIONS WITH RELATED PERSONS

Our audit committee, which is comprised of independent members of our board of directors, is responsible under its charter for reviewing and approving “related person transactions,” as those terms are defined by the SEC, for potential conflict of interest situations on an ongoing basis, unless such duty has been delegated to another committee of the board of directors consisting solely of independent directors.

Our audit committee generally does not pre-approve matters involving executive compensation, related party transactions not required to be disclosed under Item 404 of Regulation S-K, or agreements involving the purchase or sale of inventory, goods or services that are entered into in the ordinary course of business under various of our manufacturing and services agreements with ACF and ARL, each of which are companies affiliated with Mr. Carl Icahn, our principal beneficial stockholder and the chairman of our board of directors (though proposed material amendments to such agreements would warrant consideration for possible pre-approval by our audit committee).

At each audit committee meeting, management reports any related person transactions under consideration. After review, the audit committee approves or disapproves such transactions. In reviewing, approving or ratifying related person transactions, the audit committee is responsible for obtaining the material facts of the related person transaction, reviewing whether the related person transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances, and considering such factors as it deems appropriate.

OTHER MATTERS

Stockholder Proposals and Recommendations for Director

Stockholder proposals for inclusion in the Company’s proxy materials for the Company’s 2008 Annual Meeting of Stockholders must be received by the Company no later than December 14, 2007. These proposals must also meet the other requirements of the rules of the Securities and Exchange Commission and the Company’s By-laws relating to stockholder proposals.

Stockholders who wish to make a proposal at the Company’s 2008 Annual Meeting — other than one that will be included in the Company’s proxy materials — should notify the Company no later than February 27, 2008. If a stockholder who wishes to present such a proposal fails to notify the Company by this date, the proxies that management solicits for the meeting will have discretionary authority to vote on the stockholder’s proposal if it is properly brought before the meeting. If a stockholder makes a timely notification, the proxies may still exercise discretionary voting authority under circumstances consistent with the proxy rules of the Securities and Exchange Commission.

Stockholders may make recommendations to the board of directors of candidates for its consideration as nominees for director at the Company’s 2008 Annual Meeting of Stockholders by submitting the name, qualifications, experience and background of such person, together with a statement signed by the nominee in which he or she consents to act as such, to the board of directors, c/o Secretary, American Railcar Industries, Inc., 100 Clark Street, St. Charles, Missouri 63301. Notice of such recommendations should be submitted in writing not later than 90 days prior to the anniversary date of the immediately preceding annual meeting and must contain specified information and conform to certain requirements set forth in the Company’s Bylaws. The letter of recommendation from one or more stockholders should state whether or not the person(s) making the recommendation has beneficially owned 5% or more of the Company’s Common Stock for at least one year. The board of directors may refuse to acknowledge the nomination of any person not made in compliance with these procedures or in the Company’s Bylaws.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our executive officers, directors and persons who own more than 10 percent of our Common Stock to file initial reports of their ownership and changes in ownership of our Common Stock with the SEC. To the best of our knowledge, based solely on a review of reports furnished to us and written representations from reporting persons, each person who was required to file such reports complied with the applicable filing requirements during 2006, except that one of our directors, Mr. James C. Pontious, filed a Form 5 on February 15, 2007 with respect to one transaction that occurred during 2006. The Form 5 was due on February 14, 2007.

Stockholders Sharing an Address

Only one proxy statement is being delivered to multiple stockholders sharing an address, unless we have received contrary instructions from one or more of the stockholders. We will undertake to deliver promptly upon written or oral request a separate copy of the proxy statement to a stockholder at a shared address to which a single copy of the proxy statement was delivered. You may make a written or oral request by sending a written notification to the Secretary, American Railcar Industries, Inc., 100 Clark Street, St. Charles, Missouri 63301, stating your name, your shared address, and the address to which we should direct the additional copy of the information statement, or by calling our executive office at (636) 940-6000. If multiple stockholders sharing an address have received one copy of this proxy statement and would prefer us to mail each stockholder a separate copy of future mailings, you may send notification to or call our executive office. Additionally, if current stockholders with a shared address received multiple copies of this proxy statement and would prefer us to mail one copy of future mailings to stockholders at the shared address, notification of that request may also be made by mail or telephone call to our executive office.

Report On Form 10-K

The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006, as amended, as filed with the Securities and Exchange Commission, including financial statements, was included with the Annual Report mailed to each stockholder with this Proxy Statement. Stockholders may obtain without charge another copy of the Form 10-K, as amended, excluding certain exhibits, by writing to the Secretary, American Railcar Industries, Inc., 100 Clark Street, St. Charles, Missouri 63301.

Incorporation by Reference

To the extent that this proxy statement has been or will be specifically incorporated by reference into any filing by the Company under the Securities Act or the Exchange Act, the section of the proxy statement entitled “Audit Committee Report” shall not be deemed to be so incorporated, unless specifically otherwise provided in any such filing.

Other Business

Management knows of no other matters that will be presented for action at the Annual Meeting. However, the enclosed proxy gives discretionary authority to the persons named in the proxy in the event that any other matters should be properly presented to the meeting.

It is important that proxies be returned promptly. Therefore, stockholders are urged, regardless of the number of shares owned, to date, sign and return the enclosed proxy in the enclosed business reply envelope.

By Order of the Board of Directors

Michael Obertop,
Secretary

April 13, 2007
St. Charles, Missouri

AMERICAN RAILCAR INDUSTRIES, INC.
100 CLARK STREET
ST. CHARLES, MISSOURI 63301

ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 10, 2007

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned stockholder of American Railcar Industries, Inc., a Delaware corporation (the “Company”), hereby appoints Vincent J. Intrieri and Michael Obertop, and each of them acting singly, with full power of substitution, attorneys and proxies to represent the undersigned at the Annual Meeting of Stockholders of the Company to be held at the Doubletree Guest Suites, Times Square, 1568 Broadway (47th Street and 7th Avenue), New York, NY 10036, on Thursday, May 10, 2007 at 1:00 P.M., local time, and at any adjournment or postponement thereof, with all power which the undersigned would possess if personally present, and to vote all shares of stock that the undersigned may be entitled to vote at said meeting upon the matters set forth in the Notice of Annual Meeting of Stockholders in accordance with the following instructions and with discretionary authority upon such other matters as may come before the meeting. All previous proxies are hereby revoked.

(Continued and to be signed on the reverse side.)

ANNUAL MEETING OF STOCKHOLDERS OF
AMERICAN RAILCAR INDUSTRIES, INC.
May 10, 2007
Please date, sign and mail
your proxy card in the
envelope provided as soon
as possible.
ê Please detach along perforated line and mail in the envelope provided. ê

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

The Board of Directors recommends a vote FOR the election of the nominees as directors. 1. The election as directors of all nominees listed below:					2.	The transaction of such other business as may properly come before the Annual Meeting or adjournment thereof.
☐		NOMINEES:
	FOR ALL NOMINEES	¡	Carl C. Icahn
		¡	James J. Unger			THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.
☐	WITHHOLD AUTHORITY	¡	Vincent J. Intrieri
	FOR ALL NOMINEES	¡	Keith Meister
		¡	Peter K. Shea
☐	FOR ALL EXCEPT (See instructions below)	¡ ¡ ¡ ¡	James M. Laisure James C. Pontious Harold First Brett Icahn	This proxy will be voted as specified or, where no direction is given, will be voted FOR all nominees listed in Proposal No. 1.
The undersigned stockholder hereby acknowledges receipt of a copy of the accompanying Notice of Annual Meeting of Stockholders and Proxy Statement and hereby revokes any proxy or proxies previously given. This proxy may be revoked at anytime prior to its exercise.

INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●					Please complete, date, sign and mail this proxy promptly in the enclosed postage-prepaid envelope.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:

Note: ▪
Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.
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